UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐		Preliminary proxy statement
☐		Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒		Definitive Proxy Statement
☐		Definitive Additional Materials
☐		Soliciting Material Pursuant to Section 240.14a-12

NATURAL GAS SERVICES GROUP, INC.
(Name of Registrant as Specified in its Charter)

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NATURAL GAS SERVICES GROUP, INC.
404 Veterans Airpark Lane, Suite 300
Midland, Texas 79705

Important Notice Regarding the Availability of Online Voting for the
Shareholder Meeting to be Held on Thursday, June 15, 2023

The Proxy Statement and annual report to shareholders are available at
www.ngsgi.com and www.proxyvote.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Thursday, June 15, 2023

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Natural Gas Services Group, Inc., a Colorado corporation (the “Company”), will be held at 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705 on Thursday, June 15, 2023 at 8:30 a.m., Central Time, for the purpose of considering and voting upon proposals:

1
To elect three Directors, one of whom will serve until the Annual Meeting of Shareholders to be held in 2025 and two of whom will serve until the Annual Meeting of Shareholders to be held in 2026, or until his successor is elected and qualified;

2	To consider an advisory vote on executive compensation of our named executive officers;
3	To consider an advisory vote on the frequency of future advisory votes on executive compensation.
4	To ratify the appointment of Ham, Langston & Brezina LLP as the Company’s independent registered public accounting firm for 2023; and

5	To transact such other business as may properly be presented at the meeting, or at any adjournment(s) of the meeting.

Only shareholders of record at the close of business on April 18, 2023 are entitled to notice of and to vote at the meeting and at any adjournment(s) of the meeting. On that day, 12,416,275 shares of our common stock were outstanding and entitled to vote. A complete list of our shareholders entitled to vote at the meeting will be available for examination at our offices in Midland, Texas during ordinary business hours for a period of ten (10) days prior to the Annual Meeting.

Our Board of Directors recommends that you vote FOR the (i) election of the Director nominees named in this Proxy Statement, (ii) approval, on an advisory basis, of the compensation programs of our named executive officers, (iii) with respect to item 3 above, the Board of Directors recommends that you vote to hold an advisory vote on executive compensation every year and (v) the ratification of the appointment of Ham, Langston & Brezina LLP as our independent registered public accounting firm for 2023.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly even if you plan to attend the meeting. Voting now will not prevent you from voting in person at the meeting if you are a shareholder of record and wish to do so.

BY ORDER OF THE BOARD OF DIRECTORS
May 1, 2023	/s/ Stephen C. Taylor
Stephen C. Taylor
Interim President, Chief Executive Officer and Chairman of the Board

NATURAL GAS SERVICES GROUP, INC.
404 Veterans Airpark Lane, Suite 300
Midland, Texas 79705

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, June 15, 2023

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies from the shareholders of the Company to be voted at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 404 Veterans Airpark Lane, Suite 300, Midland Texas, 79705 on Thursday, June 15, 2023, at 8:30 a.m. Central Time and any adjournment thereof. YOUR PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS. If not otherwise specified, except for Proposal #3, all proxies received pursuant to this solicitation will be voted “FOR” the Director nominees and proposals as specified in this Proxy Statement and, at the discretion of the proxy holder, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof. With respect to Proposal #3 relating to the frequency of holding an advisory vote on executive compensation, unspecified proxies will be voted to hold such an advisory vote every 1 YEAR. This Proxy Statement (including the Notice of Annual Meeting of Shareholders) and Annual Report on Form 10-K for the year ended December 31, 2022 is first being made available to shareholders beginning on or before May 5, 2023. This Proxy Statement, including the Notice of Annual Meeting, Proxy Card, and Annual Report on Form 10-K for the year ended December 31, 2022, are collectively referred to herein as the “Meeting Materials.”

Notice and Access Model

We are making the Meeting Materials available to shareholders on the Internet under the SEC’s Notice and Access model. On or before May 5, 2023, we will mail to all our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) in lieu of mailing a full printed set of the Meeting Materials. Accordingly, our Meeting Materials are first being made available to our shareholders on the Internet at www.ngsgi.com and www.proxyvote.com on or before May 5, 2023. The Notice includes instructions for accessing the Meeting Materials and voting by mail, telephone or on the Internet at the foregoing address. You will also find instructions for requesting a full printed set of the Meeting Materials in the Notice.

We believe that the electronic method of delivery under the Notice and Access model will decrease postage and printing expenses, expedite delivery of Meeting Materials to you, and reduce our environmental impact. We encourage you to take advantage of the availability of Meeting Materials on the Internet. If you received the Notice but would like to receive a full printed set of the Meeting Materials in the mail, you may follow the instructions in the Notice for requesting such materials.

Solicitation/Cost of the Meeting

Proxies are being solicited by the Company’s Board of Directors (the “Board”). The costs of the solicitation will be borne by the Company. Proxies may be solicited personally or by mail, telephone, facsimile or email by Directors, officers and employees of the Company, none of whom will receive any additional compensation for such solicitations. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the Meeting Materials to beneficial owners of our shares.

Principal Executive Offices

Our principal executive offices are located at 404 Veterans Airpark Lane, Suite 300, Midland, Texas, 79705.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE MEETING

Q: Why am I receiving these materials?

A: Our Board is providing these Meeting Materials to you in connection with our 2023 Annual Meeting of Shareholders, which will take place on Thursday, June 15, 2023. As a shareholder on the Record Date for the meeting, you are invited to attend the meeting. We also encourage you to vote on the matters described in this Proxy Statement.

Q: What information is contained in these materials?

A: This Proxy Statement includes information about the nominees for Director and the other matters to be voted on at the meeting. The Proxy Statement also includes information about the voting process and requirements, the compensation of our Directors and named executive officers, and certain other required information.

Q: What can I vote on at the meeting?

A: There are four matters to be voted on at the meeting:

1
To elect three Directors, one of whom will serve until the Annual Meeting of Shareholders to be held in 2025 and two of whom will serve until the Annual Meeting of Shareholders to be held in 2026, or until his successor is elected and qualified;

2	To consider an advisory vote on executive compensation of our named executive officers;
3	To consider an advisory vote on the frequency of future advisory votes on executive compensation;
4	To ratify the appointment of Ham, Langston & Brezina LLP as the Company’s independent registered public accounting firm for 2023; and

5	To transact such other business as may properly be presented at the meeting, or at any adjournment(s) of the meeting.

Q: How does the Board recommend that I vote on each of the matters?

A: Our Board recommends that you vote FOR each of the Director nominees (Proposal #1); and FOR the ratification of the appointment of Ham, Langston & Brezina LLP as our independent registered public accounting firm for 2023 (Proposal #4). With respect to Proposal #2, the Board of Directors recommends that you vote FOR approval, on an advisory basis, of the compensation programs of our named executive officers as set forth under the caption “Executive Compensation” of this Proxy Statement. And with respect to Proposal 3 above, the Board of Directors recommends that you vote to hold an advisory vote on executive compensation every 1 YEAR.

Q: Can I receive next year’s proxy materials by email?

A: Yes. All shareholders who have active email accounts and Internet access may sign up for email delivery of shareholder materials. To sign up, go to www.proxyvote.com and click on “Electronic Enrollment.” If you have multiple registered or beneficial accounts, you need to enroll for each account. If you elect to receive proxy materials by email, we will not mail you any proxy-related materials next year. Your enrollment in the email program will remain in effect as long as your account remains active or until you cancel it.

Q: Who is entitled to vote at our Annual Meeting of Shareholders?

A: Holders of our outstanding common stock on April 18, 2023, are entitled to one vote per share on each of the items being voted on at the meeting. We refer to this date as the Record Date. On the Record Date, we had 12,416,275 shares of common stock outstanding. We have no other classes of stock outstanding.

Q: How do I vote my shares?

A: Shareholders of record may vote using one of the following four methods:
•Over the Internet, which you are encouraged to do so if you have access to the Internet;
•By telephone;
•By completing, signing and returning the included Proxy Card, for those who requested to receive printed proxy materials in the mail; or
•By attending the Annual Meeting and voting in person.

The Notice provides instructions on how to access your proxy, which contains instructions on how to vote via the Internet or by telephone. Alternatively, you may vote by marking the Proxy Card you received in the mail and return it to the address set forth in the instructions contained in the Proxy Card. Due to timing issues in connection with mail delivery, we recommend that you vote your shares over the Internet or by telephone.

If you hold shares in street name, the organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. The shareholder of record will provide you with instructions on how to vote your shares. Internet and telephone voting will be offered to shareholders owning shares through most brokerage firms and banks. Additionally, if you would like to vote in person at the Annual Meeting, contact the brokerage firm, bank or other nominee who holds your shares to obtain a proxy from them and bring it with you to the Annual Meeting. You will not be able to vote at the Annual Meeting unless you have a proxy from your brokerage firm, bank or other nominee.

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered in your name with our transfer agent, Computershare, you are the shareholder of record for those shares and are receiving Meeting Materials directly from us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of those shares. Your broker, bank or nominee is the shareholder of record and therefore has forwarded Meeting Materials to you as beneficial owner. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank or nominee giving you the right to vote the shares.

Q: Can I change my vote or revoke my proxy?

A: Yes. You can change your vote or revoke your proxy at any time before the final vote at the meeting. You can do this by casting a later proxy through any of the available methods described above. If you are a shareholder of record, you can also revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary at our principal executive office at 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other nominee.

Q: What does it mean if I get more than one set of Meeting Materials?

A: It means you hold shares registered in more than one account. Follow the instructions in each set of Meeting Materials to ensure that all of your shares are voted.

Q: What is the quorum requirement for the meeting?

A: For a “quorum” to exist at the meeting, shareholders holding a majority of the votes entitled to be cast by the shareholders entitled to vote must be present in person or represented by proxy at the meeting. There must be a quorum for any action to be taken at the meeting (other than adjournment or postponement of the meeting). If you submit a properly completed proxy, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum.

If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting. Please see the next question and answer for further information about "broker non-votes."

Q: What are broker non-votes and how are broker non-votes and abstentions counted?

A: If you are a beneficial owner and hold your shares in street name and do not provide your broker or other nominee with voting instructions, the broker, bank, or other nominee will determine if it has the discretionary authority to vote on the particular matter. The New York Stock Exchange permits brokers to vote their customers' shares on routine matters when the brokers have not received voting instructions from the customers. The ratification of independent public accountants is an example of a routine matter on which brokers may vote. Brokers may not vote their customers' shares on non-routine matters unless they have received instructions from the customers. Non-voted shares on non-routine matters are referred to as broker non-votes. The ratification of the appointment of Ham, Langston & Brezina LLP as our independent public accountants for 2023 (Proposal 4) is a matter considered "routine" under applicable rules. The election of Directors (Proposal 1), the advisory vote to approve the named executive officers' compensation programs (Proposal 2) and the advisory vote regarding the future frequency for holding advisory votes on the named executive officers' compensation programs (Proposal 3) are matters considered "non-routine" under applicable rules. For purposes of the election of Directors and all of the proposals set forth in this Proxy Statement, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Q: What is the voting requirement to approve each of the matters?

Proposals	Board Recommendation	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes
Election of Directors	FOR the nominees	Majority of votes cast	None	None
Advisory Vote to Approve Executive Compensation ("Say on Pay" Vote)	FOR	Majority of votes cast	None	None
Advisory Vote to Set the Frequency of Future “Say on Pay” Vote	FOR 1 YEAR	Majority of votes cast	None	None
Ratification of Independent Registered Public Accounting Firm	FOR	Majority of votes cast	None	No Broker Non-Votes (Routine Matter)

We also will consider any other business that properly comes before the Annual Meeting.

Q: How can I vote on each of the matters and how will the votes be counted?

A: In the election of Directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each nominee. For the (i) advisory vote on compensation of our named executive officers, and (ii) the ratification of the appointment of Ham, Langston & Brezina LLP as our independent auditors you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to these two proposals. With respect to the advisory vote to set the frequency of future "say on pay" advisory votes, you have the option to vote for one of the following choices: to hold the advisory vote on executive compensation every 1 YEAR, 2 YEARS, 3 YEARS, or to abstain from voting. Under Colorado law (under which the Company is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, and therefore counted as present for the purpose of determining whether a quorum is present, but they are not counted as shares cast and will therefore have no effect on the outcome of the vote.

If you sign and return your Proxy Card or voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on the ratification of the appointment of Ham, Langston & Brezina LLP (Proposal 3).

Q: Who will count the votes?

A: Broadridge, an international investor relations company, is assisting us with the voting of proxies for our meeting. Prior to the meeting, Broadridge will provide us with a tabulation of the votes cast prior to the meeting. We believe that Broadridge will use procedures that are consistent with Colorado law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote. In addition, we will appoint a voting inspector at the meeting to count and tabulate any votes cast at the meeting.

Q: Who may attend the meeting?

A: All shareholders as of the Record Date may attend. Please bring to the meeting:

•proof of ownership such as: a copy of your proxy or voting instruction card; the two-page notice regarding the internet availability of proxy materials you received in the mail; or a copy of a brokerage or bank statement showing your share ownership as of the Record Date; and
•proof of identification such as a valid driver’s license or passport.

Q: How will voting on any other business be conducted?

A: We do not expect any matters to be presented for a vote at the meeting other than the three matters described in this Proxy Statement. If you grant a proxy, either of the officers named as proxy holders, Stephen C. Taylor and James D. Faircloth, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting and at any adjournment or postponement that may take place. If, for any unforeseen reason, any one of the nominees is not available as a candidate for Director, the persons named as the proxy holder will vote your proxy for another candidate or other candidates nominated by our Board.

Q: May I propose actions for consideration at next year’s meeting of shareholders?

A: Yes. Please see the section entitled "Shareholder Proposals" in this Proxy Statement for information concerning making shareholder proposals and director nominations.

Q: Who is paying for this proxy solicitation?

A: We will pay the cost of soliciting the proxies. In addition, our officers, Directors and employees may solicit proxies or votes in person, by telephone or by email. These people will not be paid any additional compensation for these activities. We will send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.

Q: How can I find out the results of the voting at the Annual Meeting?

A: Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file with the SEC no later than four business days after the conclusion of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K on or before the fourth business day after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in email delivery of proxy-related materials will receive only one set of our Proxy Statement, annual report or notice of internet availability of proxy-related materials unless one or more of these people notifies us that he or she wishes to continue to receive individual copies.

If you share an address with another shareholder and receive only one set of proxy-related materials and would like to request a separate copy for this year’s Annual Meeting or for any future meetings, please: (1) call our Investor Relations contact at (432) 262-2700; (2) send an email to ir@ngsgi.com; or (3) mail your request to Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705, Attn: Investor Relations. Similarly, you may also contact us through any of these methods if you receive multiple copies of the materials and would prefer to receive a single copy in the future.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, each class to be as nearly equal in number as possible. At each Annual Meeting of Shareholders, members of one of the classes, on a rotating basis, are elected for a three-year term. The authorized number of Directors is currently set at nine. We currently have five Directors serving on our Board. Our Board may fill the vacancies if a qualified candidate is vetted. The following table sets forth, by class, the members of our Board of Directors as of the date of this Proxy Statement:

Terms Expiring at the 2023 Annual Meeting	Terms Expiring at the 2024 Annual Meeting	Terms Expiring at the 2025 Annual Meeting
Justin C. Jacobs	David L. Bradshaw	Donald J. Tringali
Stephen C. Taylor	Nigel J. Jenvey

Shareholders will be electing three Directors at the Annual Meeting. The Board is recommending the re-election of Stephen C. Taylor and the election of Justin C. Jacobs to the Board of Directors to serve a three-year term expiring at the Annual Meeting of shareholders in 2026. The Board is also recommending the election of Donald Tringali to serve a two-year term expiring at the Annual Meeting of shareholders in 2025.

Messrs. Jacobs and Tringali were appointed to the Board on April 28, 2023 pursuant to a Cooperation Agreement entered into by and among the Company and entities affiliated with Mill Road Capital Management LLC. See “Cooperation Agreement” at the end of this section for additional information. Mr. Jacobs was appointed to fill the vacancy left by Ms. Beyer who resigned on April 28, 2023, pursuant to the terms of the Cooperation Agreement. Mr. Tringali was appointed to fill the vacancy left by John Chisholm who retired from the Board on December 28, 2022. Although Mr. Tringali was placed in the class of director whose term expires at the 2025 annual meeting, our Bylaws require that directors who are appointed by the Board to fill a vacancy must be submitted for election at the next annual shareholders’ meeting.

The person named in our form of proxy will vote the shares represented by such proxy for the election of the nominees for Director named above unless other instructions are shown on the Proxy Card. If, at the time of the meeting, the nominee becomes unavailable for any reason, which is not expected, the persons entitled to vote the proxy will vote for such substitute nominee, if any, as they determine in their sole discretion, or we may reduce the size of the Board.

Biographical information and qualifications for the persons nominated as a Director, and for each person whose term of office as a Director will continue after the 2023 Annual Meeting, is set forth below.

Nominees for Director

Justin C. Jacobs

Justin C. Jacobs, 48, is a Management Committee Director of Mill Road Capital Management LLC, where he has worked since 2005. Mill Road Capital Management is an investment firm focused on investments in small, publicly traded companies. The firm manages multiple funds with approximately $1.0 billion of assets under management. From 1999 to 2004, Mr. Jacobs was employed at LiveWire Capital, an investment and management group backed primarily by The Blackstone Group and Thomas Lee Partners that focused on operationally intensive buyouts of middle market companies. While employed at LiveWire, he held various operational positions in numerous portfolio companies, including interim Chief Operating Officer, in addition to investment responsibilities. Before joining LiveWire, Mr. Jacobs was an investment professional in the private equity group at The Blackstone Group from 1996 to 1999. Mr. Jacobs is currently a member of the Board of Directors of Swiss Water Decaffeinated Coffee, Inc. He previously served as a member of the Boards of Directors of several public companies, including Ecology and Environment, Inc., Galaxy Nutritional Foods, Inc., National Technical Systems, Inc., and School Specialty, Inc., as well as numerous private companies, including Lignetics, Inc., Mother’s Market & Kitchen, Inc., PRT Growing Services LTD and Rubios Restaurants, Inc. Mr. Jacobs holds a B.S. from the McIntire School of Commerce at the University of Virginia with concentrations in accounting and finance.

Mr. Jacobs provides the Board with more than 25 years of experience as a public investor, private equity investor, operator, and member of Board of Directors: he also has significant experience in turnaround situations. He has expertise in capital markets transactions, mergers and acquisitions, capital allocation and strategic reviews, as well as significant experience with executive compensation, shareholder communications and the development of both short-and long-term strategic growth plans. In addition, his significant experience in both operational and oversight roles, particularly with small, publicly traded companies, positions him well to help the Company navigate its current management position and to establish disciplined governance practices that will focus the Company's management on shareholder value creation.

Mr. Jacobs was appointed to the Board pursuant to a Cooperation Agreement entered into by and among the Company and entities affiliated with Mill Road Capital Management LLC.

Stephen C. Taylor

Stephen C. Taylor, 69, was President and Chief Executive Officer of Natural Gas Services Group from January 2005 until his retirement from the positions effective May 17, 2022. In connection with the resignation of John W. Chisholm, who was appointed as our Interim Chief Executive Officer upon Mr. Taylor’s retirement, on November 11, 2022, the Board appointed Mr. Taylor to serve as Interim President and Chief Executive Officer until such time as a permanent President and Chief Executive Officer can be hired.

Mr. Taylor was elected as a Director of Natural Gas Services Group at the Annual Meeting of Shareholders in June 2005. Effective January 1, 2006, he was appointed Chairman of the Board and will continue in that role notwithstanding his interim position as an officer and employee of the Company. Immediately prior to joining Natural Gas Services Group, Mr. Taylor held the position of General Manager − US Operations for Trican Production Services, Inc. from 2002 through 2004. Mr. Taylor joined Halliburton Resource Management in 1976, becoming its Vice President − Operations in 1989. Beginning in 1993, he held multiple senior level management positions with Halliburton Energy Services until 2000 when he was elected Senior Vice President/Chief Operating Officer of Enventure Global Technology, LLC, a joint-venture deep water drilling technology company owned by Halliburton Company and Shell Oil Company. Mr. Taylor elected early retirement from Halliburton Company in 2002 to join Trican Production Services, Inc. Mr. Taylor holds a Bachelor of Science degree in Mechanical Engineering from Texas Tech University and a Master of Business Administration degree from the University of Texas at Austin.

Mr. Taylor’s senior management experience in the natural resources industry provides the Board and our company with significant insight into our business. Mr. Taylor’s engineering and advanced business training uniquely qualifies him to provide leadership, technical expertise and financial acumen to our Board.

Donald J. Tringali

Donald J. Tringali, 65, serves as the Chief Executive Officer of Augusta Advisory Group, a boutique financial and business consulting firm providing a full range of executive, operations and corporate advisory services to companies, a position he has held since founding the firm in 2001. Prior to founding Augusta Advisory Group, Mr. Tringali served as the Executive Vice President of Telemundo Group, Inc., a major media company serving the Hispanic population in the United States, from 1996 to 2001. Mr. Tringali has extensive experience serving on the boards of directors of public and private companies, including service as chairman, as well as on the audit, compensation, and nominating and governance committees of those companies. He currently serves on the boards of directors of Wavedancer, Inc., a Nasdaq-traded provider of information technology consulting and software development services for the government and the private sector, Swiss Water Decaffeinated Coffee, Inc., a green coffee decaffinator traded on the Toronto Stock Exchange, and POSaBIT Systems Corporation, a point-of-sale payments company focusing on the cannabis industry that is traded on the Canadian Stock Exchange. Mr. Tringali served as a director, and later as the Chairman of the Board, of National Technical Systems, Inc., a Nasdaq-traded international testing and engineering firm, from 1999 through its sale to a private equity firm in 2013. He is the former Executive Chairman of the Board of Cartesian, Inc., a Nasdaq-traded international telecommunications consulting company that was sold to a private equity group in 2018. Mr. Tringali began his career as a corporate attorney in Los Angeles, where he represented public and private companies in general business matters and mergers and acquisitions transactions. Mr. Tringali holds a Bachelor of Arts in Economics from UCLA and a Juris Doctor from Harvard Law School.

Mr. Tringali’s extensive board experience, including as a member or chairman of audit, compensation, and nominating and governance committees, combined with his experience as a public company executive, will enable him to contribute valuable insights into effective governance and oversight systems at the Company that will improve value for all shareholders.

Mr. Tringali was appointed to the Board pursuant to a Cooperation Agreement entered into by and among the Company and entities affiliated with Mill Road Capital Management LLC.

Required Vote for This Proposal

The election of the Director nominees requires the affirmative vote of a majority of the votes cast at the Annual Meeting with respect to the nominee. The number of shares voted "for" each Director nominee must exceed the number of votes cast "against" that nominee for the nominee to be elected as a Director to serve until his term expires or until his successor has been duly elected and qualified. Abstentions and broker non-votes are not counted as votes cast in the election of directors and therefore will not have any effect on the outcome of the vote.

Pursuant to the resignation policy adopted by our Board and further described in our Corporate Governance Guidelines, any nominee for Director who is not elected shall promptly tender his or her resignation to our Board following certification of the stockholder vote. The Nominating and Environmental, Social and Governance Committee (“Nominating Committee”) will consider the resignation offer and recommend to our Board the action to be taken with respect to the offered resignation. In determining its recommendation, the Nominating Committee shall consider all factors it deems relevant. Our Board will act on the Nominating Committee's recommendation within 90 days following certification of the stockholder vote and will publicly disclose its decision with respect to the Director's resignation offer (and the reasons for rejecting the resignation offer if applicable).

Any Director who tenders his resignation pursuant to the resignation policy shall not participate in the Nominating Committee's recommendation or Board action regarding whether to accept the resignation offer. If each member of the Nominating Committee is required to tender his or her resignation pursuant to the resignation policy in the same election then the independent Directors of our Board of Directors who are not required to tender a resignation pursuant to the resignation policy shall consider the resignation offers and make a recommendation to our Board.

To the extent that one or more Directors' resignations are accepted, our Board, in its discretion, may determine either to fill such vacancy or vacancies or to reduce the size of the Board within the authorized range.

Continuing Directors Whose Term Expires in 2024

David L. Bradshaw

David L. Bradshaw, 68, joined our board in December of 2011. On May 17, 2022, Mr. Bradshaw was appointed as the Lead Independent Director at the time John W. Chisholm was appointed as Interim Chief Executive Officer. Since 2005, Mr. Bradshaw has acted as a consultant in the oil and gas exploration and production sector and has overseen his investments in this area. From August 2007 through November 2009, Mr. Bradshaw served as a Director and Audit Committee Chairman for Triangle Petroleum, a publicly traded company listed on the American Stock Exchange. From November 2007 through November 2008, Mr. Bradshaw served as a Director for Comet Ridge Limited, an Australian company listed on the Australian Securities Exchange. From 1986 to 2005, Mr. Bradshaw worked for Tipperary Corporation, a U.S. public company listed on the American Stock Exchange. During his tenure at Tipperary, the company was involved in oil and gas exploration and production, and natural gas processing and transportation. He held the positions of Chief Executive Officer from 1996 to 2005, Chairman of the Board from 1997 to 2005, Chief Financial Officer from 1990 to 1996 and Chief Operating Officer from 1993 to 1996. From 1999 to 2005, Mr. Bradshaw also served as Chief Executive Officer and Chairman of Tipperary Oil & Gas (Australia) Pty Ltd, a subsidiary of Tipperary, which explored for and produced natural gas in Queensland, Australia. From 1983 to 1986, Mr. Bradshaw was an owner and officer of Bradcorp, Inc., a private exploration and production company. Prior to this, Mr. Bradshaw spent six years in public accounting serving predominantly oil and gas clients. Mr. Bradshaw graduated from Texas A&M University with a BBA in Accounting in 1976 and a MBA in 1977, and is also a Certified Public Accountant.

Mr. Bradshaw's educational and professional training and achievements as a Certified Public Accountant and MBA, along with his past experience as both a Chief Financial Officer and Chief Executive Officer of a public company involved in the natural resources industry, provides us with considerable accounting and corporate finance skills. In addition, Mr. Bradshaw's career has spanned over forty years in the oil and gas industry and as a public accountant. His executive management positions in both private and public companies bring us significant leadership, planning and management skills and background.

Nigel J. Jenvey

Nigel. J. Jenvey, 50, was appointed as a Director of Natural Gas Services Group in April 2021. Mr. Jenvey is currently Executive - Strategy & Growth Initiatives at Baker Hughes and serves as a board member for their interests in a hydrogen production technology company called Ekona Power and the Long Duration Energy Storage Council, and previously held the position of Global Head of Carbon Management at their consultancy Gaffney, Cline & Associates. Prior to joining Baker Hughes, Mr. Jenvey spent eight years at BP as the company’s head of Carbon, Capture, Use and Storage (CCUS) and carbon solutions manager. He also led similar efforts at Maersk Oil as Technical Director of carbon & climate, and served in various managerial and project leadership roles at Royal Dutch Shell, including Shell’s global Enhanced Oil Recovery (EOR) Center of Expertise and European operating business. He began his career as a petroleum engineer at Texaco in 1995 supervising offshore oil and gas production operations in the North Sea. Mr. Jenvey is an industry leader in Carbon Management and expert in CCUS having been involved in leading projects across the world since 2004. These have included providing study leadership to the National Petroleum Council, industry capability development in the Society of Petroleum Engineers, and provision of advise to various major energy companies in the US and Canada. Mr. Jenvey is the Editor of the annual Decarbonization feature in the SPE Journal of Petroleum Technology and has been a peer reviewer to the International Energy Agency. Mr. Jenvey has also provided testimony to Congress on CO2 Capture technologies. Mr. Jenvey holds a Bachelor degree (Hons.) in Mining Engineering from the University of Leeds and both a Diploma and a Master of Science degree in Petroleum Engineering from Imperial College in London.

Mr. Jenvey brings significant carbon management, sustainability and Environmental, Social and Governance (“ESG”) experience to our Board. His experience of working with companies, investors, governments, academia, and non-governmental organizations provides us a wealth of knowledge and insight regarding the challenges and solutions that exist for the oil and gas industry, and adds to our Board’s capabilities to successfully guide the Company through these matters that are impacting our business and industry.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Natural Gas Services Group’s Board of Directors held eight meetings in 2022. Each Director attended at least 75% of the total number of Board meetings held while such person was a Director. Each Director also attended at least 75% of all of the meetings held by all committees of the Board for which he or she served (during the periods that he or she served). The Board acts from time to time by unanimous written consent in lieu of holding a meeting.

Our non-management Directors hold regularly scheduled executive sessions in which those Directors meet without management participation. Generally, our current Lead Director, David L. Bradshaw, presides over these sessions.

We typically schedule a Board meeting in conjunction with our Annual Meeting of Shareholders. We expect our Directors to attend each Annual Meeting, absent a valid reason, such as illness or an unavoidable schedule conflict. Last year, all of the individuals then serving as Directors attended our 2022 Annual Meeting of Shareholders.

To assist it in carrying out its duties, the Board has delegated certain authority to four separately designated standing committees. These committees are described below. As Justin Jacobs and Donald Tringali were appointed to the Board on April 28, 2023, they have not yet been appointed to any committees. The Board intends to readjust its committee memberships at its June meeting which coincides with the annual meeting of shareholders.

The Audit Committee

The primary functions of our Audit Committee include:

•assisting the Board in fulfilling its oversight responsibilities as they relate to our accounting policies, internal controls, financial reporting practices and legal and regulatory compliance;
•discussing with management policies with respect to risk assessment and risk management;
•hiring our independent registered public accounting firm;
•monitoring the independence and performance of our independent registered public accounting firm;
•maintaining, through regularly scheduled meetings, a line of communication between the Board, our financial management and independent registered public accounting firm; and
•overseeing compliance with our policies for conducting business, including ethical business standards.

Through April 28, 2023 members of the Audit Committee were David L. Bradshaw (Chairman), Leslie A. Beyer, and     Nigel J. Jenvey. Ms. Beyer resigned from our Board on April 28, 2023.

Our common stock is listed for trading on the New York Stock Exchange, or “NYSE”. Under rules of the NYSE, the Audit Committee is to be comprised of three or more Directors, each of whom must be independent. Our Board has determined that all of the members of the Audit Committee are independent, as defined under the applicable NYSE rules and listing standards. In addition, our Board has determined that David L. Bradshaw is qualified as an “audit committee financial expert” as that term is defined in the rules of the United States Securities and Exchange Commission. The Audit Committee met eight times during the last fiscal year. The Audit Committee has also received from, and discussed with, Ham, Langston & Brezina LLP the matters required to be discussed by Public Accounting Oversight Board Auditing Standard No. 1301 (AS 1301) (Communications with Audit Committees).

Any shareholder may obtain free of charge a printed copy of our Audit Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705 or by visiting the “Governance” tab on the investor relations page of our website at www.ngsgi.com.

The Compensation Committee

The primary functions of our Compensation Committee include:

•assisting the Board in overseeing the management of our human resources;
•evaluating our Chief Executive Officer’s performance and compensation;
•formulating and administering our overall compensation principles and plans; and
•evaluating management.

The Compensation Committee’s policy is to offer the executive officers competitive compensation packages that will permit us to attract and retain individuals with superior abilities and to motivate and reward such individuals in an appropriate fashion in the long-term interests of Natural Gas Services Group and its shareholders. Currently, executive compensation is comprised of salary and cash bonuses and awards of long-term incentive opportunities in the form of restricted stock or restricted stock unit awards under the 2019 Equity Incentive Plan, as well as other long-term incentives payable in cash.

From January 1, 2022 through May 16, 2022, the members of the Compensation Committee were Leslie A. Beyer (Chairperson), David L. Bradshaw, and John Chisholm. In connection with Mr. Chisholm’s appointment on May 17, 2022, as an interim executive officer of the Company, Nigel J. Jenvey was appointed as a member of the Compensation Committee replacing Mr. Chisholm. Ms. Beyer resigned from our Board on April 28, 2023. Our Board has determined that all of the members of the Compensation Committee are independent, as defined under the applicable NYSE rules and listing standards.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members are not officers or employees of our Company, and there is not, nor was there during fiscal 2022, any compensation committee interlock (in other words, no executive of our company serves as a Director or on the compensation committee of a company that has one or more executives serving on our Board or our Compensation Committee).

Any shareholder may obtain free of charge a printed copy of our Compensation Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705 or by visiting the “Governance” tab on the investor relations page of our website at www.ngsgi.com.

The Environmental, Social and Governance Committee

The primary functions of our Environmental, Social and Governance ("ESG") include:
•overseeing the governance of the Board and its committees;
•interpreting the Governance Guidelines, the Code of Business Conduct and Ethics and other similar governance documents adopted by the Board;
•overseeing the evaluation of the Board and its committees; and
•developing, with input from executive leadership, the principles guiding our Environmental, Social and Governance efforts and monitoring our progress in meeting such principles.

From January 1, 2022 through May 16, 2022, the members of the ESG Committee were Nigel J. Jenvey (Chairman), David L. Bradshaw, and John W. Chisholm. In connection with Mr. Chisholm’s appointment on May 17, 2022, as an interim executive officer of the Company, Leslie A. Beyer was appointed as a member of the ESG Committee. Ms Beyer resigned from our Board on April 28, 2023. Our Board has determined that each of the ESG Committee members were and are independent, as defined under the applicable NYSE rules and listing standards.

Any shareholder may obtain free of charge a printed copy of our Environmental, Social and Governance Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705 or by visiting the “Governance” tab on the investor relations page of our website at www.ngsgi.com.

The Nominating Committee

The primary functions of our Nominating Committee include:
•identifying individuals qualified to become board members, consistent with the criteria approved by the Board;
•recommending Director nominees and individuals to fill vacant positions; and
•overseeing executive development and succession and diversity efforts.

From January 1, 2022 through May 16, 2022, the members of the Nominating Committee were Nigel J. Jenvey (Chairman), Leslie A. Beyer, and John W. Chisholm. In connection with Mr. Chisholm’s appointment on May 17, 2022, as an interim executive officer of the Company, David L. Bradshaw was appointed as a member of the Nominating Committee. Ms. Beyer resigned from our Board on April 28, 2023. Our Board of Directors has determined that each of the Nominating Committee members were and are independent as defined under the applicable NYSE rules and listing standards.

Any shareholder may obtain free of charge a printed copy of our Nominating Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705 or by visiting the “Governance” tab on the investor relations page of our website at www.ngsgi.com. The Committee’s goal is to nominate candidates who possess a range of experiences and backgrounds which will contribute to the board’s overall effectiveness in meeting its duties and forwarding the goals of our company.

The Board is responsible for identifying individuals qualified to become Directors, and nominees are selected by the Board. The Board takes into account many factors, including being highly qualified in terms of business experience, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business on a technical level and the industry in which it competes; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience and backgrounds, represent stockholder interests through the exercise of sound judgment.

The Nominating Committee will consider a Director candidate recommended by a shareholder. A candidate must be highly qualified based on the factors noted above and be both willing and expressly interested in serving on the Board. A shareholder wishing to recommend a candidate for the Committee’s consideration must follow Securities and Exchange Commission Rule 14a-8 or our advance notice provisions contained in our Bylaws. Please see "Shareholder Proposals" on page 57 of this Proxy Statement for further information.

In order to streamline the committees, the Board is in process of combining the Nominating Committee and ESG Committee into a single committee.

Director Independence

The Board has determined that each of the following four current members of the Board is “independent” within the meaning of applicable listing standards of the NYSE and under the standards, set forth in Exhibit A to our Governance Charter which are consistent with the NYSE listing standards: Nigel J. Jenvey, David L. Bradshaw, Justin C. Jacobs and Donald J. Tringali. The Board has made an affirmative determination that each of current Directors named above satisfies these categorical standards. In making its determination, the Board examined relationships between Directors or their affiliates with us and our affiliates and determined that each such relationship, if any, did not impair the Director’s independence. A copy of Exhibit A to our Governance Charter is available at our website at www.ngsgi.com, under the heading “Investor Relations-Governance.”

Board of Directors Diversity

The Company values diversity and the benefits that a diverse workforce can bring to the Company and to the Board of Directors. Diversity can promote the inclusion of different perspectives and ideas which can lead to more robust discussion regarding strategic and governance policy alternatives and, ultimately, result in better corporate governance and decision making.

The Company seeks to maintain a Board comprised of talented and dedicated Directors with a diverse mix of expertise, experience, skills and backgrounds. The skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which the Company operates. As new members of the Board are considered, diversity considerations should include - but not be limited to - business expertise, geography, age, gender and ethnicity.

The Company is committed to a merit-based system for Board composition within a diverse and inclusive culture which solicits multiple perspectives and views and is free of conscious or unconscious bias. When assessing Board composition or identifying suitable candidates for appointment to the Board, the Company will consider candidates on merit with due consideration to the benefits of diversity and the needs of the Board. The Board and its Nominating Committee are especially cognizant of the benefits of gender and ethnic diversity and will continue to focus on important diversity metrics in future searches.

The Board’s Leadership Structure

Under our Corporate Governance Guidelines, our Chief Executive Officer ("CEO") also serves as our Chairman of the Board, and that person is responsible to the Board for the overall management and functioning of the company. Stephen C. Taylor serves as Chairman of the Board and currently serves as our Interim President and Chief Executive Officer.

The Board believed this was the most effective Board leadership structure at the time and believed that Mr. Taylor, in his role as Chairman and CEO, had the ability to execute on both our short-term and long-term strategies necessary for the challenging marketplace in which we compete. The independent Directors believed that Mr. Taylor's detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business make him the best qualified Director to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Further, as the individual with primary responsibility for managing day-to-day operations, Mr. Taylor was best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to the attention of our Board and/or Audit Committee. Notwithstanding his interim status as an officer and employee of the Company, Mr. Taylor continued his position as Chairman of the Board.

Except as set forth below, each of our Directors, other than Mr. Taylor, was and is independent, and the Board believes that the independent Directors provide effective oversight of management. In connection with Mr. Chisholm's appointment as Interim Chief Executive Officer, under NYSE rules he was no longer be deemed independent while acting in that capacity. The Board may subsequently decide, however, to change that leadership structure which would require a revision to our Corporate Governance Guidelines. The Board believes that it has in place safeguards to ensure that we maintain the highest standards of corporate governance and continued accountability of the CEO to the Board. These safeguards include:

•All members of the Board were and are independent Directors except for Mr. Taylor and John Chisholm after May 17, 2022. Mr. Chisholm retired from the Board on December 28, 2022.
•The establishment of the Lead Director position, described below, which assumes the role of ensuring fair, open and independent discussions and decisions amongst the Board. John W. Chisholm served as Lead Director until he was appointed as our Interim Chief Executive Officer. After May 17, 2022, David Bradshaw assumed the role as our Lead Director.
•Each of the Board’s standing committees, including the Audit, Compensation, ESG and Nominating Committees, are comprised of and chaired solely by non-employee Directors who meet the independence requirements under the NYSE listing standards and other governing laws and regulations. As noted above, these committees meet frequently.
•A review and determination of Mr. Taylor’s compensation and performance remains within the purview of the Compensation Committee.
•The independent Directors continue to meet in executive sessions without management present to discuss the effectiveness of the Company’s management, the quality of the Board meetings and any other issues and concerns.

Lead Director

To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the independent Directors designate an independent, non-employee Director to serve as our Lead Director. The Lead Director helps to facilitate free and open discussion and communication among the independent, non-employee Directors. The responsibilities of the Lead Director are set forth in our Corporate Governance Guidelines, which is available under “Investor Relations - Governance Documents” on our website at www.ngsgi.com. John W. Chisholm was appointed Lead Director in June 2020 until May 17, 2022, at which time David Bradshaw assumed the role as our Lead Director.

Role in Risk Oversight

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our strategic plan. Our executive management is responsible for the day-to-day management of risks we face. The Board is periodically advised by management on the status of various factors that could impact our business and operating results, including oil and gas industry issues, operational issues (such as compressor manufacturing issues, backlog for compressor equipment etc.), legal and regulatory risks. The full Board is also responsible for reviewing our strategy, business plan, and capital expenditure budget.

Our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of our financial statements, financial reporting processes, systems of internal controls regarding accounting, and disclosure controls and procedures. The Compensation Committee assists the Board with risk management relating to our compensation policies and programs, and the Governance and Nominating Committee assists with risk management relating to Board organization, membership and structure, succession planning for our Directors and executive officers, and corporate governance.

Cooperation Agreement

On April 28, 2023, the Company entered into a Cooperation Agreement (the “Agreement”) with Mill Road Capital III, L.P., a Cayman Islands exempted limited partnership, and Mill Road Capital III GP LLC, a Cayman Islands limited liability company (such parties collectively, the “Mill Road Parties”) pursuant to which the Company agreed to appoint Justin C. Jacobs and Donald J. Tringali (the “Appointed Directors”) to its Board and agreed to include the Appointed Directors as part of the Company’s slate of nominees for election to the Board at the 2023 annual meeting of shareholders. Mr. Tringali was appointed to fill an existing vacancy on the Board. In addition, in connection with the Agreement, on April 28, 2023, Leslie A. Beyer resigned from the Board and Mr. Jacobs was appointed to fill the vacancy on the Board in connection with her resignation. The Board determined that each of Messrs. Jacobs and Tringali satisfies the requirements to serve as an independent director of the Company under applicable requirements of the New York Stock Exchange.

As part of the Agreement, the Mill Road Parties agreed, among other things, (i) to customary standstill provisions, and(ii) to vote its shares in favor of the Board’s slate of directors at the Annual Meeting. In addition, the Company reimbursed the Mill Road Parties for documented out-of-pocket fees and expenses incurred in connection with the nomination of directors of the Company by the Mill Road Parties. The Cooperation Agreement also contains customary mutual non-disparagement provisions.

The cooperation period, including the standstill restrictions on the Mill Road Parties, will generally terminate the day after the 2025 deadline for shareholders to submit a notice to nominate one or more directors under the Company’s Bylaws; provided, however, if the Company does not irrevocably agree with the Mill Road Parties to re-nominate and support for re-election the Appointed Director whose term ends on the date of the 2025 annual meeting of shareholders at least 60 days before the 2025 nomination deadline to submit a notice to nominate one or more directors under the Company’s Bylaws, then the cooperation period will expire 30 days prior to the 2025 deadline. The standstill provisions may also terminate upon a breach of the Agreement by the Company or in connection with the public proposal of certain extraordinary corporate transactions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which has been filed with the SEC on May 5, 2023 as an exhibit to a Current Report on Form 8-K.

CODE OF ETHICS

Our Board of Directors has adopted a Code of Business Conduct and Ethics (“Code”), which is posted on our website at www.ngsgi.com. You may also obtain a copy of our Code by requesting a copy in writing at 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705 or by calling us at (432) 262-2700.

Our Code provides general statements of our expectations regarding ethical standards that we expect our Directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer, to adhere to while acting on our behalf. Among other things, the Code provides that:

•we will comply with all laws, rules and regulations;
•our Directors, officers and employees are to avoid conflicts of interest and are prohibited from competing with us or personally exploiting our corporate opportunities;
•our Directors, officers and employees are to protect our assets and maintain our confidentiality;
•we are committed to promoting values of integrity and fair dealing; and that
•we are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our periodic reports.

Our Code also contains procedures for our employees to report, anonymously or otherwise, violations of the Code.

SHAREHOLDER ENGAGEMENT

The Company's Board of Directors and executive management believes that building long-term relationships with all Company stakeholders is vital to meeting our corporate governance goals, and to stand in support of our commercial success. Our shareholders, who invest in our Company and elect the Board, are entitled to important information about the Company's business, policies and practices so they can make informed decisions and knowledgeably participate in the governance process.

During 2022 and continuing to date in 2023, the Company’s executive management has engaged shareholders primarily through quarterly conference calls and individual calls and meetings, whether initiated by management or the shareholders themselves. It is our policy to actively engage our shareholders in dialogue about our financial and operational trends, the structure of our business, and certain governance issues, including executive compensation.

In connection with these shareholder communication, we were able to discuss issues with many of our largest institutional shareholders and with other current and prospective shareholders. Issues discussed with shareholders included, among other things, the following:

•Outlook for the oil and natural gas industry amid political pressure to curtail domestic drilling.
•Increased activity in our oil shale operating areas and the Company’s plans to position itself for opportunities.
•The establishment of a larger credit line and the Company’s plans for its use.
•The Company’s continuing strategy to increase its share of the large horsepower gas compression rental market.
•Stephen C. Taylor’s retirement as President and Chief Executive Officer and Company plans going forward.
•Management and Board transition.
•New equipment designs that incorporate various environmental controls.

During these discussions, the Company actively solicited shareholders’ views on key corporate governance issues including executive compensation and Environmental, Social and Governance issues.

Overall, the Company engages our shareholders on a regular basis. In addition to periodic reports filed with the U.S. Securities and Exchange Commission, the Company holds quarterly conference calls to discuss interim financial and operational results with its stakeholders, participates in several industry conferences which are available to Company stakeholders in person or via various public online platforms and meets with shareholders in person throughout the year. The Company believes that its consistent and continuous shareholder engagement strategy has created an environment in which shareholders are comfortable in providing candid feedback and critique of the Company’s operations, governance and executive compensation policies.

Additionally, independent Directors have taken a proactive approach in participating in shareholder engagement efforts resulting from feedback received from shareholders and proxy advisory services. Independent Directors continue to regularly review the Company’s shareholder outreach and communication programs and participate as appropriate. The Company anticipates continuing to increase the role of independent Directors in appropriate stakeholder outreach programs.

All shareholder information is publicly disseminated in the form of periodic filings with the U.S. Securities and Exchange Commission, press releases and information on the Company’s website, including the investor relations section.

CORPORATE RESPONSIBILITY

Natural Gas Services Group believes that effective corporate governance is a combination of oversight, responsiveness and positioning of our business operations on a day-to-day basis with a focus on mitigation of our environmental impact, accountability in corporate governance and progress in our social policies.

Our Board of Directors believes that integrating these values into our everyday business practices creates a holistic approach to good governance and best aligns the interests of our leadership team, our employees and the Company’s other stakeholders. Moreover, as a smaller company, our holistic approach and consistent focus on these important tenets allows us to focus on continuous improvement without an untenable financial impact, providing a mechanism to optimize the interests of all stakeholders.

Further demonstrating our commitment to ESG matters, the Board of Directors chartered the Environmental, Social and Governance Committee to proactively engage with management and other NGS stakeholders on key ESG issues. The Committee, chaired by director Nigel J. Jenvey – a leader in environmental issues in the energy industry – will focus on continuous improvement of the Company’s ESG programs and policies.

Our Environmental Initiatives

We continuously work to eliminate or mitigate our impact on the environment through our innovative product designs, focus on reducing our environmental footprint across all operations, and remediation of our impact through control mechanisms and technologies in all aspects of our business. In addition, our innovation in product design and service delivery systems is intended to support the sustainability goals and initiatives of our customers.

The design and construction of our corporate headquarters in Midland is an example of our commitment to environmental stewardship. Our state-of-the art headquarters include the use of “daylight harvesting” technologies; “smart lighting” that use artificial intelligence to determine office occupancy times and adjust light accordingly; and advanced mechanical systems including variable refrigerant flow systems and energy recovery systems; and high-performance glass and advanced solar shades that reduce glare and heat gain. These are significant capital investments for a company our size that will have a long-term impact on our environmental footprint.
In addition, we strive to continuously improve the environmental footprint of our core compression equipment and services with new technology and innovations that focus on best-in-class emissions and impact on the environment. Recent innovations include:

•We have and continue to pursue the most energy efficient and emissions-controlled engine systems available for our compression equipment. All of our engines have the latest catalytic technology and air-fuel ratio (AFR) controllers to provide the cleanest fuel burn available, well exceeding EPA standards. These advanced systems continuously monitor multiple engine and compressor parameters to ensure optimum engine emissions efficiencies and adjust to varying fuel quality available from wellhead production.
•To ensure consistent efficient engine performance, we have invested in state-of-the-art emissions detection equipment to ensure our engines exceed all state and federal air emissions regulations. Additionally, we perform preventative maintenance on all engine systems twice per quarter and comprehensive emissions tests to ensure optimum performance. The company is acutely focused on reducing our environmental impact on noise, emissions and carbon footprint.
•Our compressor units are equipped with advanced safety and containment features that provide for safe containment and disposal of used oils, antifreeze and other fluids. Skid containment rails and fluid dumps are manifolded together to mitigate the risk of fluid spills and environmental leaks as a result of operating error or system failures. Active monitoring systems provide further assurance of safe and optimal operations.
•In our mechanical compression packages, we have meaningfully reduced our oil consumption and associated disposal issues with a unique engine and compressor lubricating system.
•In our Michigan service location, we have installed two oil burner systems which allows us to efficiently recycle waste oil into energy and heat capacity for our service facility.

•We also work with our customers and suppliers toward policies and processes that reduce the environmental impact of our work. We continuously engage with our top customers to share best practices, new technologies and operating innovations that can be implemented to improve our collective environmental footprint.
•The Board of Directors regularly considers new technologies to further reduce the Company’s environmental footprint and has directed Company leadership to evaluate further opportunities for reducing the impact on the environment.

Our Social Initiatives

In 2022, we invested in significant employee training and development. While the COVID-19 pandemic created unique challenges related to employment and hiring, the Company remains committed to a diverse and inclusive workforce with both executive management and the Board of Directors focused on ensuring equality of opportunity in all our human resources practices. As of the end of 2022, substantially all of our office employees are working on-site.

The Company also believes that workplace and workforce safety is a hallmark of our social responsibility initiatives. As a result, we also incorporate our Health, Safety, Environment and Quality (“HSEQ”) initiatives into these programs and policies. In addition to the protection of the environment, we are steadfastly committed to the safety of our employees and other stakeholders as well as the physical and mental well-being of all members of the NGS family. Our commitment centers on mitigating risks to employees and those with whom they interact and maintaining safe work environments and procedures. Our focus on regular, required safety and procedure training helps ensure a consistent and safe work environment. Our strong safety program has allowed us to consistently post one of the lowest Total Recordable Incident Rates (“TRIR”) in the industry.

Our Governance Initiatives

The Environmental, Social and Governance Committee of the Board of Directors is an important step and indication of the Company’s commitment to continuous improvement in corporate governance and responsibility.

This Committee was chartered to be proactive in assisting the Board and Company leadership in its oversight of ESG-related policies and issues affecting Natural Gas Services Group, its stockholders, employees, customers and the communities in which the Company operates. We believe that the integration of our environmental and social initiatives with our governance responsibilities is the best way to optimize our commitment to being an industry leader in corporate responsibility.

In addition to the ESG Committee, our Audit Committee is engaged in independently reviewing the Company’s financial governance practices for accuracy and transparency as well as ensuring they provide the Company stakeholders with a consistent method by which to evaluate performance.

While qualifying as a smaller reporting company with fewer disclosure requirements, the Board of Directors and leadership of the Company nonetheless have continued to provide an array of disclosures and reports as it remains committed to a high level of transparency, a practice it believes is in the best interests of the Company’s shareholders and other stakeholders.

EXECUTIVE OFFICERS

Biographical information for the executive officers of Natural Gas Services Group who are not Directors is set forth below. There are no family relationships between any Director or executive officer and any other Director or executive officer. Executive officers serve at the discretion of the Board of Directors and until their successors have been duly elected and qualified, unless sooner removed by the Board of Directors. Officers are elected by the Board annually at its first meeting following the Annual Meeting of shareholders.

James R. Hazlett, 68, currently our Chief Technical Officer, has served in this capacity and as our Vice President-Technical Services since June 2005. He also served as Vice President of Sales of Screw Compression Systems, Inc. from 1997 until June 2007 when Screw Compression Systems, Inc. was merged into Natural Gas Services Group. After the merger in June 2007, Mr. Hazlett continues to remain employed by Natural Gas Services Group as Vice President-Technical Services. From 1982 to 1996, Mr. Hazlett served in management roles for Ingersoll Rand/Dresser Rand, working with compression of all types in several different departments from sales and service to engineering. From 1978 to 1982, Mr. Hazlett was employed by the down-hole tool division of Hughes Tool, designing and installing gas lift and plunger systems. Mr. Hazlett holds a Bachelor of Science degree from the College of Engineering at Texas A&M University and has over 40 years of industry experience.

Until February 28, 2023, Micah C. Foster, 43, served as our Vice President, Chief Financial Officer, and Corporate Secretary since his appointment on May 11, 2021. Mr. Foster has over 18 years of professional experience in the energy industry and public accounting. Prior to joining the Company, Mr. Foster served as the Chief Accounting Officer of Legacy Reserves Inc. and its predecessor Legacy Reserves LP, a publicly traded oil and natural gas production company from April 2012 to April 2020. Legacy Reserves Inc. filed for protection under Chapter 11 of the federal bankruptcy code in July, 2019 and emerged from bankruptcy in December, 2019. Prior to his appointment as Chief Accounting Officer in 2012, Mr. Foster served in various roles for Legacy ranging from Financial Accountant to Corporate Controller. Prior to joining Legacy, Mr. Foster worked as a staff auditor and senior auditor for Ernst & Young, LLP from July 2003 to January 2006. Mr. Foster holds a BBA in Accounting and Finance from Abilene Christian University and is a Certified Public Accountant.

As a result of Mr. Foster’s announced resignation, on February 8, 2023, James D. Faircloth entered into an employment agreement with the Company, effective February 13, 2022, to serve as Interim Chief Financial Officer until such time as a permanent Chief Financial Officer can be hired. Mr. Faircloth, 73, has approximately 25 years of public accounting audit experience and approximately 25 years of accounting experience serving primarily public and privately owned entities. In 2004, Mr. Faircloth joined Johnson, Miller & Co., CPA’s PC as an audit supervisor and became an audit partner in 2008 and served in that capacity until September 2020, at which time Johnson, Miller & Co. merged with Whitley Penn LLP, a public accounting firm, where Mr. Faircloth subsequently retired as an Audit Principal in June 2021. From 1980 through 2004, Mr. Faircloth served various public and privately owned entities as chief executive, chief financial officer or financial accounting consultant. From 1972 to 1980, Mr. Faircloth was an auditor with Peat, Marwick, Mitchell & Co. (now KPMG LLP) serving mostly public and privately owned oil and gas entities. Mr. Faircloth holds a BBA in Accounting from Hardin-Simmons University and an MBA from the University of Texas at Austin and has been a Certified Public Accountant in Texas since 1974.

EXECUTIVE COMPENSATION

Note From the Compensation Committee

Fellow Shareholders:

As you consider your vote on Executive Compensation, we encourage you to review the following Compensation Discussion and Analysis (CD&A) information provided in this discussion of our Executive Compensation program. The independent directors that comprised the Compensation Committee during 2022 were committed to best-in-class governance of the Company’s executive compensation program, including the furnishing of this CD&A which is not required as a Smaller Reporting Company. The Compensation Committee continued its diligent work throughout fiscal 2022, meeting numerous times as it ensured proper governance of the Company’s compensation programs through multiple leadership transitions and continued to enhance the Company’s programs and disclosures in response to concerns and suggestions noted by shareholder and shareholder advisory groups in recent years. Going forward, the Committee believes the Company’s executive compensation program better addresses shareholder expectations, aligns with market best practices and supports the Company’s go-forward strategy.

As the Compensation Committee engaged in dialogue over the past year regarding the goals of our compensation program, we focused on three tenets that support our compensation philosophy:
•encourage long-term accountability;
•reward outstanding performance; and,
•provide market competitive pay opportunities that promote attraction and retention of highly-qualified leaders.

As evidenced in prior discussions with many of our shareholders, we believe these core values are appropriate drivers of our compensation decisions.

The Compensation Committee is committed to making sure it maintains an open dialogue with all our stakeholders on issues related to compensation and governance. Throughout 2022, our Committee - as well as senior management - engaged with various shareholders to discuss Company operations, strategy and compensation matters. The Compensation Committee appreciates the time and effort that has been expended by each of you in recent years and your honesty and candor regarding our Company, our compensation program and, especially, the constructive suggestions made that will assist us in our continuing quest to enhance our business and maximize value creation for all stakeholders.

The Company operated in an extremely dynamic environment in 2022, and this year’s discussion of Executive Compensation and the decisions made by the Compensation Committee reflect that reality. As the Company navigates the volatile operating environment and establishes a foundation in go-forward leadership team dynamics, we commit to continued evolutions of our compensation program that will ensure maintained alignment with our core values, reflect market best practices where appropriate, and align with feedback from our stakeholders.

The Compensation Committee appreciates your support of Natural Gas Services Group and your affirmational vote “FOR” Item 2 in this year’s proxy.

The Compensation Committee For 2022
Natural Gas Services Group, Inc.
Leslie A. Beyer, Chairman
David L. Bradshaw
Nigel J. Jenvey

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) is intended to assist shareholders in understanding the executive compensation relating to the named executive officers herein. The CD&A is a supplement to and should be used in conjunction with the compensation tables and related narratives of this Proxy Statement. The following executive officers served as Named Executive Officers during fiscal year 2022:

•Stephen C. Taylor, Chairman of the Board, Interim President and Chief Executive Officer
•Micah C. Foster, Former Vice President and Chief Financial Officer
•James R. Hazlett, Vice President of Technical Services and Chief Technical Officer
•John W. Chisholm, Former Interim President and Chief Executive Officer

Leadership Transition in 2022 and early 2023

The Company had a unique year in 2022 and early 2023 regarding management transition which is summarized below:

On May 17, 2022, Mr. Stephen Taylor, the Company’s then President and Chief Executive Office, entered into a Retirement Agreement, whereby Mr. Taylor resigned as President and Chief Executive Officer and agreed to continue employment as an employee until June 30, 2023.

On May 17, 2022, in connection with Mr. Taylor’s retirement, Mr. John W. Chisholm, a member of the Company’s Board of Directors, was appointed by the Company’s Board of Directors as Interim President and Chief Executive Officer of the Company.

On November 11, 2022, Mr. Chisholm resigned his employment with the Company and Mr. Taylor was appointed by the Board to serve as Interim President and Chief Executive Officer until a permanent President and Chief Executive Officer was hired, subject to the expiration of his transitional services under his Retirement Agreement.

On February 28, 2023, Mr. Micah C. Foster, the Company’s Vice President and Chief Financial Officer resigned from his position in order to pursue another opportunity.

On February 8, 2023, the Company entered into an employment agreement with Mr. James D. Faircloth, effective February 13, 2022, to serve as Interim Chief Financial Officer upon Mr. Foster’s departure. Mr. Faircloth has approximately 25 years of public accounting audit experience and approximately 25 years of experience serving primarily public and privately owned entities. Mr. Faircloth has agreed to serve as Interim Chief Financial Officer until a permanent Chief Financial Officer can be hired.

These management transitions resulted in reduced compensation decisions and performance reviews. With respect to Mr. Taylor, the compensation payments under his Retirement Agreement reflected negotiated payouts in connection with the termination of his employment agreement and outside of these contractual obligations, he has not received and is not entitled to any further fixed or performance-based employment compensation.

During Mr. Chisholm’s approximate six-month tenure as Interim Chief Executive Officer and President, Mr. Chisholm received a base salary of $50,000 per month and a $100,000 agreement signing bonus but did not receive any cash incentive awards for his service during his tenure. In addition, he retained two vested stock options: (i) one for 25,000 shares of Company common stock at an exercise price of $17.00 per share which expires in November 2025 and (ii) another option for 25,000 shares at an exercise price of $15.00 per share, which expires in December 2023.

Summary of Business Highlights for 2022

While we discuss our operational and financial performance in more detail elsewhere in this Proxy as well as in our annual report on Form 10-K filed with the U.S. Securities and Exchange Commission, the Compensation Committee considered these factors in determining our compensation program for 2022 and setting the compensation program for 2023.

Operational Highlights of 2022

•We continued our penetration into the high horsepower market through the addition of 35 new rental fleet units that totaled 26,320 HP. We also increased our average rental fleet horsepower to 227 horsepower per unit. This is an increase of 57% per unit since 2017.
•Refined the development of our SMART operating system that ensures a higher operating percentage for our customers
•Began development of our eComp compressor package features that significantly reduce the methane emission of our large horsepower units.
•Implemented across-the-board rental price increase to recapture margins lost over the past years.
•NGS recorded a TRIR (Total Recordable Incident Rate) of 0.35 in 2022 compared to 0.63 in 2021. This is an OSHA approved calculation that conveys the number of recordable injuries for every 200,000 man-hours worked in the year.
•Through the Environmental, Social and Governance Committee of the Board of Directors, we elevated both action and visibility on our efforts on key ESG initiatives.

Financial Highlights of 2022

•NGS delivered 17.0% higher rental revenue and 17.1% higher total revenue for 2022 than the prior year.
•Adjusted gross margin increased by 42% or $11.4 million.
•Increased EBITDA by $10.5 million for as 56% gain.
•In a market that continued to pressure margins, we generated cash flow from operations of $27.8 million in 2022 compared to $28.5 million in 2021. We provided conversion of revenue to operating cash flow of 32.7% for 2022.
•Closing NGS stock price at December 31, 2022 was $11.46 compared to $10.47 at December 31, 2021.

The Compensation Committee

The Compensation Committee of the Board of Directors is responsible for determining the types and amounts of compensation paid to our named executive officers. The Compensation Committee operates under a written charter that may be viewed on our website at www.ngsgi.com. The Board has determined that each member of the Compensation Committee meets the independence requirements of the New York Stock Exchange ("NYSE"). The Board determines, in its business judgment, whether a particular Director satisfies the requirements for membership on the Compensation Committee set forth in the Compensation Committee’s charter. None of the members of the Compensation Committee are current or former employees of Natural Gas Services Group or any of its subsidiaries. During 2022, the members of the Compensation Committee were:
`
•Leslie Beyer, Chairperson and Independent Director
•David L. Bradshaw, Lead Independent Director
•Nigel J. Jenvey, Independent Director

On April 28, 2023, Leslie A. Beyer resigned from our Board in connection with the Cooperation Agreement between the Company and entities affiliated with Mill Road Capital Management. See Cooperation Agreement on page 14 for further information.

Oversight of Executive Compensation and Role of the Compensation Committee

The Compensation Committee is responsible for formulating and administering our overall compensation principles and plans. This includes establishing the compensation paid to our Chief Executive Officer, meeting and consulting with our Chief Executive Officer to establish the compensation paid to our other named executive officers, counseling our Chief Executive Officer as to different compensation approaches, administering our stock equity plans, monitoring adherence to our compensation philosophy and conducting annual, and interim, reviews of our compensation programs and philosophy regarding executive compensation.

The Compensation Committee periodically meets in executive session without members of management or management Directors present and reports to the Board of Directors on its actions and recommendations. The Compensation Committee, from time-to-time, engages compensation consultants and other experts to provide data and guidance on appropriate compensation practices, industry standards, peer selection and other items relevant to the responsibilities and deliberations of the Compensation Committee. Initially in 2022, the Compensation Committee engaged Korn Ferry to provide certain services related to compensation analysis and program development. On December 1, 2022, the Compensation Committee ended its engagement with Korn Ferry and engaged Zayla Partners, LLC (“Zayla”) to serve as its independent consultant for the remainder of 2022 and going into 2023.

The Compensation Committee is also responsible for shareholder outreach and engagement to ascertain shareholder feedback on the Company’s compensation program and philosophy. We detail our outreach program, the input from shareholders and our responsiveness in this CD&A under Response to 2022 Shareholder Say-on-Pay Advisory Vote.

Compensation Philosophy and Objectives

As part of our annual review of our compensation program, the Compensation Committee has reviewed the tenets of our compensation philosophy. After review and considering the input from Company stakeholders, the Compensation Committee has established three core values for our executive compensation program:

Tenet Number One:
The Natural Gas Services Group Executive Compensation Program should encourage long-term accountability.

The Company’s primary objective is to create long-term value for our shareholders. While we are engaged in a cyclical industry, our compensation program should encourage executives to create opportunities for durable value through innovation, strategic vision and with a keen sense of trends that impact the future of our industry. The Compensation Committee is taking a more proactive role in developing annual and multi-year goals and plans that will be used to assess performance and award future compensation.

Tenet Number Two:
The Natural Gas Services Group Executive Compensation Program should reward superior performance.

Performance is the foundation of the Company’s compensation program design. The development and achievement of pre-established goals – based on both near- and longer-term time horizons – is a key factor in committee deliberations on executive pay. For example, the Company's Compensation and ESG Committees assigned a higher weighting to ESG performance in 2022. Going forward, individual performance evaluation will directly impact short-term incentives as well have a role in long-term share incentives.

Tenet Number Three:
The Natural Gas Services Group Executive Compensation Program should promote retention of highly-qualified leaders.

Exceptional leadership, continuity of leadership and the development of high-potential leaders are all critical aspects of corporate success. As such, the Compensation Committee is committed to a compensation program that promotes retention of today’s high-performance leaders and incentivizes tomorrow’s exceptional leaders to join and remain a part of the Natural Gas Services Group team. The Committee’s goal is to design a compensation program that attracts and retains talent across the career lifecycle through remuneration which is market competitive, differentiated by individual performance and with award vesting periods that promote retention.

The Compensation Committee believes these tenets to be fundamental to the development of an equitable, attractive and lasting compensation program that balances the interests of all Natural Gas Services Group stakeholders. The implementation of these tenets in the compensation program may, from time-to-time, be adjusted and adapted based on market conditions, competitive needs and new and emerging trends in and around our industry. Through our program of intra-year reviews, shareholder engagement, counsel from our compensation consultants and other resources available, it is the intent of the Compensation Committee to remain true to these tenets while remaining a leader in an equitable and responsive compensation program.

Other Participants in the Compensation Policy Process

In addition to our Compensation Committee, members of the Natural Gas Services Group leadership team and our compensation consultants play an important role in the determination of our executive compensation program.

Role of Executive Leadership Team

As noted above, the Compensation Committee is responsible for all compensation decisions regarding our named executive officers. Our Chief Executive Officer annually reviews the performance of each of our executive officers (with the exception of the Chief Executive Officer which is reviewed solely by the Compensation Committee) and provides important data and recommendations to the Committee with respect to salary and incentives under the Company’s short-term and long-term incentive programs. The Compensation Committee relies on these evaluations in establishing compensation for the other named executive officers, although the Committee may exercise its discretion in modifying any recommendation provided by the Chief Executive Officer.

The Committee may, from time-to-time, also seek input from the Chief Executive Officer regarding other financial and operating performance, metrics and data that may be relevant in the evaluation and establishment of compensation policy. In addition, the Company may seek input from other members of the Company’s leadership team and associates as they evaluate financial and operational data in support of executive compensation decisions.

Role of Compensation Consultants

The Compensation Committee has the sole authority to retain, obtain the advice of, and terminate, any compensation consultant, independent legal counsel, or other advisors to assist the Compensation Committee in the discharge of its duties and responsibilities, including the evaluation of director and executive compensation. In completing its duties, the Compensation Committee may rely on independent consultants and legal counsel to:

•Provide information and analysis on executive compensation trends and market developments;
•Advise on potential peer group members to evaluate our named executive officers compensation;
•Review and analyze peer group information to assist with developing our executive compensation program;
•Update the Compensation Committee periodically on legislative and regulatory developments impacting executive compensation;
•Provide assistance in developing and executing the Committee’s shareholder engagement program;
•Provide assistance to the Committee in developing its narrative describing the Company’s executive compensation program; and
•Provide additional assistance as requested by the Compensation Committee.

In 2021 and into 2022, the Compensation Committee engaged Korn Ferry, an international management consulting firm, to provide independent compensation consulting services. In addition to other assistance, Korn Ferry assisted the Company with its shareholder outreach and engagement program as well as responding to shareholder concerns which arose as a result of such outreach. Korn Ferry also provided a review of the Company’s overall executive compensation program. The Company determined that Korn Ferry qualified as an independent compensation consultant under the standards established by the U.S. Securities and Exchange Commission and the New York Stock Exchange.

In late 2022, the Compensation Committee engaged Zayla to serve as its independent executive compensation consultant for the remainder of 2022 and going into 2023. The Company determined that Zayla is qualified as an independent compensation consultant under the standards established by the U.S. Securities and Exchange Commission and the New York Stock Exchange.

Response to the 2022 Shareholder Advisory Vote on Executive Compensation (“Say on Pay”)

At the Company’s 2022 Annual Meeting of Shareholders held on June 16, 2022, only approximately 40.5% of the Company’s shareholders cast votes in support of the agenda item related to the Named Executive Officers’ compensation as disclosed in the Company’s 2022 Proxy Statement. Members of the Compensation Committee were disappointed with this level of support and, as a result, were proactive in engaging shareholders to understand the reasons for the unacceptably low support for the Company’s executive compensation program.

While comments from our shareholders varied significantly, the following key, universal themes emerged from these engagements:

•Incentive targets were not viewed as sufficiently challenging in some cases, and the Compensation Discussion and Analysis did not sufficiently explain and detail the goal setting.
•Shareholders would like a greater commitment to pay for performance.
•Shareholders expressed concern around the lack of clear disclosure of several compensation decisions, such as incentive goal setting as well as the creation and use of the peer group.
•Targeted CEO pay was too high relative to the Company’s selected peer group.

As a result of the prior comments, the Compensation Committee made the following improvements to the Chief Executive Officer’s incentive programs:

•In the Long-Term Incentive Program, the Compensation Committee has adjusted the administration of the Relative Total Shareholder Return (R-TSR”) awards.
◦The R-TSR component of the program will require performance at the 60 percentile to earn target awards. (The target award was previously granted at the 50 percentile).
◦Awards will be capped at target if TSR is negative over the performance period, regardless of relative performance. (Previously, no “negative performance cap” existed.)
•The Committee commits to not making discretionary awards outside of the short- and long-term incentive programs for a period of three years, with the exception of new-hire awards that are consistent with industry practice.
•The Committee will adjust the short-term incentive program metrics to reduce the weighting on revenue and increase weighting more closely tied to profitability.
•CD&A disclosure will be enhanced to explain the Company’s decisions more thoroughly, particularly as they relate to peer groups and goal setting.
•Beginning in 2023, the Committee will work to better align the permanent Chief Executive Officer’s compensation with the median of the selected peer group.

For the year ended December 31, 2022, the Compensation Committee made no additional changes to the Chief Executive Officer’s incentive programs.

The Compensation Committee is grateful for the time and candor of the Company’s shareholders in assisting with the evolution and improvements in the Company’s executive compensation program. While the Committee is confident that these changes provide for significant improvement in our overall compensation program, the Committee will continue to reach out to and engage shareholders in the future as we endeavor to continuously review and improve our compensation programs.

Peer Group Philosophy, Development and Selection Process

In the fourth quarter of 2022, the Compensation Committee – in conjunction with Zayla – undertook a detailed review of the Company’s current compensation peer group to ensure its appropriateness going forward. The Committee and Zayla also conducted an in-depth analysis of publicly traded companies across the energy and industrial spectrum to identify potential peer comparators with similar qualities and characteristics as Natural Gas Services Group. This analysis considered several variables including:

(1) The industry in which a company operates, and the business lines it offers, looking at companies in and around the Global Industry Classification (GICS) codes in which Natural Gas Services operates;
(2) The size of a company relative to Natural Gas Services Group, evaluated on multiple metrics including revenue, EBITDA, asset base, market capitalization and total enterprise value; and
(3) The human capital and talent pool of a company, which while subjective, is an important consideration in that companies with which we compete for talent provide important insights into competitive compensation practices.

Although secondary, we also considered the operating regions of potential peers, understanding that cost-of-living differences can impact compensation. While our focus was on companies in the oil and gas services business, we did not limit our search to just those companies, rather expanding our search to a broader energy and industrial universe.

Considering the above criteria, the Compensation Committee took the following actions leading to the selection of the 2023 peer group:

EVALUATE the 2022 peer group for relevance and to ensure each peer is a fit for the criteria identified above.

IDENTIFY and REMOVE 2023 current peers that were no longer appropriate.
•	ION Geophysical Corporation – removed due to bankruptcy filing effective April 12, 2022
•	Nuverra Environmental Solutions, Inc. – removed due to acquisition by Select Energy Services, Inc. on February 23, 2022
•	USWS Inc. – removed due to acquisition by ProFrac Holding Corp. on November 1, 2022

SEARCH and IDENTIFY potential new peer group members based on criteria of industry/functional fit, size based primarily on revenue and market capitalization and strategic competitors for compensation relevance. Secondary considerations include location and other strategic fit.

SELECT most relevant peers from pool of candidates by focusing on our GICS code, Oil & Gas Equipment & Services; expanding to Energy Equipment and Services; Oil, Gas & Consumable Fuels and the broader industry code of Energy.

The Compensation Committee’s process resulted in a peer group of fourteen (14) companies, inclusive of Natural Gas Services Group.

Peer Group Member	Company Description

CSI Compressco, LP	CSI Compressco, LP provides compression services and equipment for natural gas and oil production, gathering, transportation, processing and storage. The company is a strategic competitor with which NGS competes for talent.
Dawson Geophysical Company	Dawson Geophysical Company provides onshore seismic data acquisition and processing services in the United States.
DMC Global, Inc.	DMC Global, Inc. operates a portfolio of differentiated businesses that lead niche segments of the energy, industrial infrastructure and building products industries.
Geospace Technology Corporation	Geospace Technology Corporation designs and manufactures instruments and equipment used in the acquisition and processing of seismic data and markets its instruments primarily in the global oil and gas industry.
Independence Contract Drilling, Inc.	Independence Contract Drilling, Inc. provides land-based contract drilling services for oil and natural gas producers in the United States.
KLX Energy Services Holdings, Inc. *	KLX Energy Services Holdings, Inc. delivers mission critical oilfield services to primarily independent major oil and gas companies focused on drilling, completion, production and intervention activities for technically demanding wells from over 50 service facilities located in the United States.
Mammoth Energy Services, Inc. *	Mammoth Energy Services Inc is an integrated, growth-oriented energy services company focused on providing products and services to enable the exploration and development of North American onshore unconventional oil and natural gas reserve as well as the construction and repair of the electric grid for private utilities, public investor-owned utilities and co-operative utilities through our infrastructure services businesses.
NCS Multistage Holdings, Inc.	NCS Multistage Holdings, Inc. provides engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies for the onshore oil and gas exploration and production industry.
Nine Energy Services, Inc. *	Nine Energy Services, Inc. is a leading completion services provider that targets unconventional oil and gas resource development across North American basins and abroad.
PrimeEnergy Resources Corp.	PrimeEnergy Resources Corporation acquires, explores, develops, and produces crude oil and natural gas. The Company offers site preparation, construction and oil and gas drilling services.
Ranger Energy Services, Inc.	Ranger Energy Services, Inc. provides well site services and associated equipment, including well rigs, water transfer, plug and abandonment, wireline, fluid management and handling, snubbing, transportation, and equipment renting services.
Smart Sand, Inc	Smart Sand, Inc. provides industrial sand. The Company offers proppants, sand products and renders logistics services to oil and gas companies in North America.
Solaris Oilfield Infrastructure, Inc.	Solaris Oilfield Infrastructure, Inc. provides mobile sand silo and rail-to-truck transload systems to enhance drilling, completions, and safety in shale plays in the United States.
ION Geophysical Corporation **	ION Geophysical Corporation provides geophysical technology, services and solutions for the global oil and gas industry.
Nuverra Environmental Solutions, Inc. **	Nuverra Environmental Solutions, Inc. provides environmental solutions and oilfield support services including removal, treatment, recycling, transportation, and disposal of restricted solids, fluids, and hydrocarbons for exploration and production companies.
US Well Services, Inc. **	US Well Services, Inc. provides hydraulic fracturing services, including natural gas powered electric frac, for customers in the oil and gas industry in the United States.

* New peers for 2023; was not utilized in establishing 2022 awards.
** Peer group member for 2022; will not utilized in establishing awards in 2023.

Shareholder Alignment Through Compensation Practices

In 2022, we continued to adhere to core principles and practices that, the Compensation Committee believes, strengthen the alignment between the compensation of our named executive officers, Company performance and shareholder returns. Important principles about what we do and what we don't do related to our compensation program include:

WHAT WE DO		WHAT WE DON’T DO

+
Independent Compensation Committee: Only independent directors set our compensation policies, practices and programs as well as measure performance, allowing for objective, conflict-free compensation programs.
		_	No Repricing or Exchange: We do not allow for the repricing or exchange of outstanding equity units or options without shareholder approval.
+	Independent Compensation Consultant: The Committee engages independent consultants to assist with compensation reviews.	_	No gross-ups: Executive Officers are not eligible to receive any tax reimbursement payments or “gross ups” in connection with any severance or change-in-control payments or benefits.
+	Share ownership requirements: Our executive officers as well as all of our Directors are subject to minimum holding levels, providing for alignment between Company leadership and shareholders.	_
No Pledging of Shares: We do not permit pledging of NGS common shares as collateral for a loan. We also strongly discourage our executives and Directors from entering into hedging or similar monetization transactions with respect to our common stock. Any exceptions to our hedging policy must be approved in advance by the Compensation Committee and Chief Executive Officer.

+
Annual Compensation Review & Annual Shareholder Advisory “Say-on-Pay” Vote: The Committee conducts a comprehensive review of all executive compensation matters on an annual – or more frequent – basis. The Company has historically held, and is recommending in Item 2 of this proxy for the go-forward, annual advisory Say-On-Pay votes to ensure Shareholders have the opportunity to opine on its Executive Compensation program every1 year.
_
No Excessive Perquisites: With the exception of certain expense reimbursements which stand in support of key business strategies and are fully disclosed in the Summary Compensation Tables herein, we do not provide any perquisites.

+	Total Shareholder Return Governor: The Long-Term Equity Compensation program caps awards at the target level if TSR is negative, regardless of relative performance with the peer group.	_
No unlimited/subjective incentives: Both our short-term and long-term incentive programs are capped at maximum payout levels. In addition, the Committee has determined that discretionary awards outside our established incentive plans will be restricted to new hires.

+
More Stringent Performance Guidelines: The Long-Term Equity Compensation program requires Total Shareholder Return relative to the peer group reach the 60th percentile before the plan pays out at the target level.
		_	No Related Party Transactions: There are no related party transactions.
+	Shareholder Engagement Program: The Committee and independent directors proactively engage with shareholders to receive feedback and consider improvements to the executive compensation program.	_	No Excessive Employee Equity Grants: We have consistently operated our stock-based incentive compensation programs within expected industry burn rates.
+	Shareholder Alignment: Align pay with financial and operational performance using relative and absolute metrics; moving greater levels of executive pay to “performance based”/”at risk” standards.”	_	No Future Gross-Ups: There will be no tax gross-ups in future executive officer agreements.
+	Longer-Term Equity Awards: Vesting of Executive Officer Long-Term Incentive Awards occurs over three years.

Annual Base Salaries

The base salary of our named executive officers is the exclusive fixed component of our executive officers’ annual cash compensation. The Compensation Committee periodically reviews and makes its determination, taking into account various factors, including the Company’s performance, executive experience and expertise in business and the industry (including, to a certain extent, the tenure and cumulative performance of the executive), industry conditions, and shareholder feedback. In addition, the Compensation Committee may take into account certain competitive factors which can include:

•Compensation levels of similarly-situated executives at companies in the Company’s compensation peer group, including other compression companies, oilfield service concerns and other relevant comparable companies;
•Levels of compensation necessary to attract and retain highly talented executives, both within and outside our industry; and
•Comparable starting base salaries at comparable companies for new hires.

The Compensation Committee reviews the base salaries of all named executive officers on an annual basis and makes adjustments based on the above criteria, the results of which can be found in the Summary Compensation Table. For 2022, the Committee did provide cost-of-living and merit increases to both the Chief Financial Officer and Chief Technical Officer.

Annual Cash Incentive Program

The Company’s annual cash incentive awards are based on selected performance metrics. The annual cash incentive is only paid if certain threshold levels are reached. The annual cash incentive program sets targets that, if reached, provide a cash payment of 100% of the named executive officers base salary. Should certain “stretch targets” be met, the annual cash incentive payments could be paid at 125% of the named executive officers’ base salary. The hierarchy of payments under our Annual Cash Incentive Program is set forth in the following table:

Below Minimum Threshold – No Cash Bonus Payment
Threshold Levels Reached – 75% of Base Salary
Target Levels Reached – 100% of Base Salary
Stretch Levels Reached – 125% of Base Salary

A primary purpose of the short-term incentive program is to create a collection of key objectives on which the entire enterprise can focus. The Compensation Committee expects the named executive officers to communicate the financial and operational goals to the various business units and functions of the Company to ensure all associates are focused on the same goals. Early in the year, following the plan year, the Compensation Committee determines whether the financial and operational goals have been attained and approves cash awards based on the level of achievement of the previously established annual performance goals.

For 2022, as a result of the Compensation Committee’s shareholder outreach and engagement program and a comprehensive review by the Compensation Committee, the Committee has approved the following criteria for awards:

•Cash flow from operations - 30%;
•EBITDA – 30%;
•Total revenues – 5%;
•ESG objectives – 20%; and
•Strategic and tactical initiatives – 15%.

The measurement metrics used in determining the award as well as the actual awards made under the Annual Cash Incentive Program for 2022 can be found in the Summary Compensation tables found on page 32.

The Compensation Committee will continue to review the metrics used in the Annual Cash Incentive Program on an annual basis with an emphasis on both input from our shareholders received through our outreach and engagement program as well as trends ascertained from a review of our peer group companies. The Committee believes this approach allows us to be responsive to the input of our shareholders as well as competitive with practices among our peers and the compression and oilfield services industry.

Long-Term Equity Incentive Program

Our named executive officers are eligible to earn performance-based equity awards, based on the relative performance of the Company’s common shares relative to the performance of our peer group members, referred to as “Relative Total Shareholder Return”.

The 2022 Long-Term Equity Incentive Program was governed by the following guidelines:

•Awards made on an annual basis with vesting occurring, in equal amounts, over the following three years.
•Relative Total Shareholder Return minimum threshold must be reached for awards to be granted.
•Target award (100% of base salary) is achieved when Relative Total Shareholder Returns falls at or above the 50th percentile of the identified peer group.
•Maximum award (200% of base salary) is achieved only if the Company’s relative TSR is at the 100th percentile (ranked first) of the identified peer group.

The table below shows the Long-Term Equity Incentive Award Payout Levels for 2022. 2023 Award Payout Levels will be determined later in 2023.

Long-Term Equity Incentive Award Payouts
2021			Percentile	2022
Relative TSR Rank	Payout vs. Target	Payout Level		Relative TSR Rank	Payout vs. Target	Payout Level

1	200%	Maximum	100%	1	200%	Maximum
2	190%		93%	2	180%
3	172%		86%	3	160%
4	154%		79%	4	140%
5	136%		71%	5	120%
6	118%		64%	6	100%	Target
7	100%	Target	57%	7	80%
8	75%		50%	8	60%
9	50%		43%	9	40%
10	25%	Threshold	36%	10	25%	Threshold
11	0%	Below Threshold	29%	11	0%	Below Threshold
12	0%		21%	12	0%
13	0%		14%	13	0%
14	0%		7%	14	0%

For the fiscal 2022 performance period, our Peer Group included the following companies and their TSR Performance levels:

Company	Ticker	TSR Performance (1)	Performance Percentile	Relative TSR Rank	Payout (% of Target	Payout Level
Solaris Oilfield Infrastructure, Inc.	SOI	57.46%	100%	1	200%	Maximum
PrimeEnergy Resources Corp.	PNRG	23.92%	92%	2	175%
CSI Compressco, LP	CCLP	15.27%	83%	3	150%
Natural Gas Service Group, Inc.	NGS	9.46%	75%	4	125%
Independence Contract Drilling, Inc.	ICD	9.00%	67%	5	100%	Target
Ranger Energy Services, Inc.	RNGR	7.21%	58%	6	81%
Smart Sand, Inc	SND	0.56%	50%	7	63%
NCS Multistage Holdings, Inc.	NCSM	-13.76%	42%	8	44%
Dawson Geophysical Company	DWSN	-15.52%	33%	9	25%	Threshold
Geospace Technology Corporation	GEOS	-36.92%	25%	10	0%
DMC Global, Inc.	BOOM	-50.92%	17%	11	0%
ION Geophysical Corporation (2)	—	-100.00%	8%	12	0%
Nuverra Environmental Solutions, Inc. (3)	—	—	—	—	—
U.S. Well Services, Inc. (4)	—	—	—	—	—

(1)    Calculated for the performance periods of January 1, 2022 through December 31, 2022.
(2)    Filed for bankruptcy effective April 12, 2022
(3)    Effective February 23, 2022, Nuverra Environmental Solutions, Inc. operates as a subsidiary of Select Energy
Services, Inc.
(4)    As of November 1, 2022, U.S. Well Services, Inc. operates as a subsidiary of ProFrac Holding Corp.

Based on the Company's share performance from January 1 - December 31, 2022, the Company's relative Total Shareholder Return performance was 4th out of the 11-member adjusted group. Note that three peer companies were involved in corporate transactions that were material to the performance outcomes. ION Geophysical Corporation filed for bankruptcy effective April 12, 2022, and as a result was placed at the bottom the performance grid. Both Nuverra Environmental Solutions, Inc. and U.S. Well Services, Inc. were acquired during fiscal 2022 – as a result these companies were removed from the performance grid and the performance and award level scale was reallocated to reflect this change. Based on the revised schedule, the Company’s performance resulted in an award of restricted stock with a grant date fair value equal to 125% of each applicable named executive officer’s target award level.

The awards made under the Long-Term Equity Incentive Program for 2022 can be found in the Summary Compensation Tables. The $612,000 equity award granted to Mr. Stephen Taylor, the Company’s Chairman of the Board, Interim President and Chief Executive Officer, represents the Company’s contractual obligation previously agreed to within the Retirement Agreement entered into on May 17, 2022. For 2022, Mr. Hazlett, the Company's Chief Technology Officer, received an equity award of $289,816. The Company’s former Vice President and Chief Financial Officer, Mr. Micah Foster, did not receive an equity award for 2022 pursuant to the terms and conditions of his departure from the Company on February 28, 2023.

The Compensation Committee will continue to review the award vehicles, performance metrics and hurdle rates used in the Long-Term Equity Incentive Program on an annual basis with an emphasis on both input from our shareholders received through our outreach and engagement program as well as trends ascertained from reviews of our peer group companies. The Committee believes this approach will allow us to be responsive to the input of our shareholders as well as competitive with practices among our peers and the compression and oilfield services industry.

The table below sets forth the compensation earned by our CEO, Stephen C. Taylor, and our other named executive officers for services rendered to us for the fiscal years ended December 31, 2022, 2021 and 2020.

Summary Compensation Table

Name and Principal Position	Year	Salary (4)	Bonus (5)	Stock Awards(6)	Option Awards(7)	Non-Equity Incentive Plan Compensation (8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (9)	All Other Compensation (10)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stephen C. Taylor, Chairman, President & CEO	2022(1)	$313,545	$—	$313,545	$—	$313,545	$—	$9,362	$949,997
	2021	612,000	—	722,160	—	397,800	—	17,319	1,749,279
	2020	612,000	—	973,079	—	1,585,080	—	18,790	3,188,949
John W. Chisholm Former Interim President & CEO	2022(2)	269,494	100,000	—	59,635	—	—	—	429,129
	2021	—	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—	—
James R. Hazlett, Vice President, Technical Services	2022	229,485	—	289,816	—	144,908	—	33,168	697,377
	2021	225,100	—	184,025	—	73,158	—	30,726	513,009
	2020	225,100	—	178,200	—	112,550	—	23,619	539,469
Micah C. Foster, VP & Chief Financial Officer	2022(3)	247,792	—	—	—	157,500	—	36,660	441,952
	2021	153,863	—	196,300	—	78,000	—	16,312	444,475
	2020	—	—	—	—	—	—	—	—

(1)    Mr. Taylor retired from his position as President and CEO on May 17, 2022 and was later appointed Interim President and CEO by the Board on November 11, 2022 upon the resignation of Mr. Chisholm. Mr. Taylor served 137 days as President and CEO, 178 days as an employee and 50 days as Interim President and CEO during the year ended December 31, 2022. Mr. Taylor’s $612,000 annual salary, $612,000 non-equity incentive plan compensation awards pursuant to the 2022 Annual Incentive Bonus Plan, $612,000 equity grant pursuant to the 2022 long-term incentive plan award, and $18,274 total all other compensation for 2022 excludes $298,455, $298,455, $298,455 and $8,912, respectively, based on the 178 days Mr. Taylor served as an employee in 2002.

(2)    Mr. Chisholm, a Board member, was appointed as Interim President and CEO by the Board on May 17, 2022 and resigned as Interim President and CEO on November 11, 2022. In accordance with a Letter Agreement, effective May 17, 2022, Mr. Chisholm received a $100,000 signing bonus, a monthly salary of $50,000, and immediately vested options covering 25,000 shares at a price of $15.00 per share, fair valued at $59,635.

(3)    Mr. Foster was appointed as our Vice President and Chief Financial Officer on May 11, 2021 and resigned as Vice President and Chief Financial Officer effective February 28, 2023.

(4)    The amounts in column (c) include amounts deferred under our Deferred Compensation Plan and 401(k) Plan. The Company has not made any contributions to the Deferred Compensation Plan.

(5)    The amounts reflected in column (d) reflect discretionary bonus payments not covered under our Annual Incentive Bonus Plan.

(6)    The amounts in column (e) reflect the grant date fair value of restricted stock/unit awards in accordance with FASB ASC Topic 718 Natural Gas Service Group, Inc. 2019 Equity Incentive Plan.

(7)    The amounts in column (f) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2022, 2021 and 2020, in accordance with FASB ASC Topic 718, associated with stock option grants under our Stock Option Plan.

(8)    The amounts in column (g) reflect the cash bonus awards to the named executive officers under our Annual Incentive Bonus Plan, including amounts deferred under our Deferred Compensation Plan. This is discussed in further detail under the caption “Short-Term Incentives - Annual Incentive Bonus Plan.” The amount in column (g) for Mr. Taylor also includes deferred long-term incentive awards $973,080 (50% of his long-term incentive awards earned), for 2020, payable in either cash or a variable number of shares at the discretion of the Compensation Committee. These fixed value awards are subject to three-year vesting in equal, annual tranches.

(9)    The Deferred Compensation Plan referred to column (h) does not pay above-market or preferential earnings.

(10)    The amounts shown in column (i) include matching contributions made by Natural Gas Services Group to each named executive officer under our 401(k) plan and the aggregate incremental cost to Natural Gas Services Group of perquisites provided to our named executive officers as shown in the table below.

All Other Compensation Table

The table below sets forth all other compensation earned by Mr. Taylor as our Chief Executive Officer, Interim Chief Executive Officer and employee and the other named executive officers for services rendered to us for the fiscal years ended December 31, 2022, 2021 and 2020. Mr. Chisholm did not earn any other compensation as Interim Chief Executive Officer.

Name	Year	Automobile Allowance	Personal Use of Company Provided Automobiles	Additional Incremental Portion of Health Insurance Premiums Paid for Officers Only	401(k) Plan	Total
Stephen C. Taylor	2022	$—	$1,800	$7,924	$8,550	$18,274
	2021	—	1,800	7,698	7,821	17,319
	2020	—	1,800	8,440	8,550	18,790
James R. Hazlett	2022	10,200	—	14,418	8,550	33,168
	2021	10,200	—	13,467	7,059	30,726
	2020	10,200	—	6,360	7,059	23,619
Micah C. Foster	2022	9,000	—	20,972	6,688	36,660
	2021	5,538	—	8,619	2,155	16,312
	2020	—	—	—	—	—

For purposes of the Summary Compensation Table, Mr. Taylor's total other compensation of $18,248 for 2022 has been pro-rated based on the 187 days he served as CEO/Interim CEO for 2022.

Grants of Plan-Based Awards for 2022

The table below sets forth the estimated future payouts under non-equity incentive plan awards and restricted stock/unit awards granted and the grant date fair value of such awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maxi-mum ($)	Threshold (#)	Target	Maxi-mum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Stephen C. Taylor	4/25/2023(1)	$—	$—	$—	$—	$—	$—	58,790	—	$—	$612,000
	4/25/2023(2)	459,000	612,000	612,000	—	—	—	—	—	—	—
James R. Hazlett	4/25/2023(1)	—	—	—	—	—	—	27,840	—	—	289,816
	4/25/2023(2)	86,495	115,927	144,908	—	—	—	—	—	—	—
Micah C. Foster	—	—	—	—	—	—	—	—	—	—	—
	4/25/2023(2)	94,500	126,000	157,500	—	—	—	—	—	—	—

(1)    The amounts shown on these rows reflects the awards of restricted stock earned in 2022 and issued in April 2023.
(2)    The amounts on these rows assume, under the structure of our Annual Incentive Bonus Plan, that each of the metrics are      achieved under threshold (75% payout), target (100% payout), and maximum / stretch (125% payout) levels. The actual payouts in April 2023 that were earned in 2022 were as follows: Mr. Taylor - $612,000, Mr. Hazlett - $144,908 and Mr. Foster $157,500.

Short-Term Incentives - Annual Incentive Bonus Plan

In 2006, the Committee adopted an Annual Incentive Bonus Plan (“IBP”) that provides guidelines for the calculation of annual non-equity incentive based compensation in the form of cash bonuses to our executives, subject to Committee oversight and modification. The bonuses awarded under the IBP are short-term awards in recognition of the overall performance and efforts made by certain of our executives during a particular year. Each year, the Committee approves the group of executives eligible to participate in the IBP and establishes target award opportunities for such executives. For 2022, the Committee maintained Mr. Taylor’s target award opportunity at 100% of his base salary. Target award opportunity was 50% of average base salary for Mr. Hazlett and Mr. Foster.

For 2022, 100% of an executive officer’s IBP award was based on achievement of Company financial and other objectives relating to:
.
•Cash flow from operations(1);
•EBITDA(2);
•Total revenues;
•ESG objectives; and
•Strategic and tactical initiatives.

IBP award components consist of cash flow from operations - 30%; EBITDA - 30%; total revenues - 5%; ESG objectives - 20%; and strategic and tactical initiatives - 15%.

Each year, the Committee sets the performance levels for each component of the company objective portion of the IBP. The payment of awards under the IBP is based upon whether these performance levels are achieved for the year. Payout on each of the three financial objectives is as follows:

•75% of the bonus amount attributable to a financial component will be paid if we achieve the "threshold" amount;
•100% of the bonus amount attributable to a financial component will be paid if we achieve the "target" amount; and
•125% of the bonus amount attributable to a financial component will be paid if we achieve the "stretch" amount.

2022 Annual Incentive Bonus Plan

2022 Executive Bonus Criteria	Cash Flow from Operations(1)	EBITDA(2)	Revenue
Threshold achievement pays 75% of bonus	$25,016,000	$26,155,000	$74,140,000
Target achievement pays 100% of bonus	25,876,000	27,099,000	76,041,000
Stretch achievement pays 125% of bonus	26,736,000	28,044,000	77,942,000

(1)    Cash flow from operations is an indicator of operating performance and is defined as the Company's rental and service and maintenance gross margins, before depreciation, less selling, general and administrative expenses adjusted to exclude (i) non-cash charges related to the Company's Non-qualified Deferred Compensation Plan, (ii) non-cash stock compensation expenses, (iii) director and officer cash long-term incentive compensation expenses and severance expenses.
(2)    EBITDA is a non-GAAP financial measure that we define as net income (loss) before interest, taxes, depreciation and amortization, as well as an increase in inventory allowance and inventory write-offs, retirement of rental equipment, non-recurring severance expenses and non-cash equity compensation expenses.

The following table sets forth the maximum bonus eligibility set by the Committee for 2022 for each of our named executive officers, and based upon the payout percentages noted in the table above, the bonus payout amount earned by each named executive for 2022 under our Annual Incentive Bonus Plan:

Criteria	Actual 2022 Performance	Target Metric	Stretch Metric	Eligible Bonus Payment Percentage	Bonus Component	Payable Bonus
Cash Flow Operations (1)	$29,483,220	$25,876,000	$26,735,000	125%	30.00%	37.50%
EBITDA (2)	29,164,243	27,099,000	28,044,000	125%	30.00%	37.50%
Revenue	84,825,723	76,041,000	77,942,000	125%	5.00%	6.25%
ESG objectives				125%	20.00%	25.00%
Strategic and tactical initiatives				125%	15.00%	18.75%
Total					100%	125.00%

In 2022, our executives received (i) a stretch financial metric payout on cash flow from operations, as the Company's $29.5 million actual cash flow from operations exceeded its stretch achievement level of $26.7 million; (ii) a stretch financial metric payout on EBITDA, as the Company's $29.2 million actual EBITDA exceeded its stretch achievement level of $28.0 million; (iii) a stretch financial metric payout on revenues, as the Company's actual $84.8 million in revenue exceeded its stretch achievement level revenue of $77.9 million; (iii) a stretch payout on ESG objectives as management's performance met the Board approved metrics; and (iv) a stretch payout on strategic and tactical initiatives as the Committee considered the Company's 2022 financial and operational performance as the individual performance of Company executives related to meeting strategic and tactical goals of the Company.

Additional information on operational and financial objectives and performance can be found on page 22 of this Proxy as well as in the Company's annual report filed on Form 10-K and quarterly reports filed on Form 10-Q with the U.S. Securities and Exchange Commission.

The following table summarizes the bonuses awarded under the IBP for 2022:

Name	Title	Base Salary	Max Bonus Eligibility	Bonus Base	Bonus Payout %	Bonus Payouts
Stephen C. Taylor	President & CEO(1)	$612,000	100%	$612,000	100%	$612,000
Micah C. Foster	VP & CFO	252,000	50%	252,000	125%	157,500
James R. Hazlett	VP- Technical Services	231,853	50%	231,853	125%	144,908

(1)    Includes $313,545 earned as President and CEO and interim President and CEO and $298,455 earned as an employee based on 178 days served as an employee in 2022.

1998 Stock Option Plan

Our 1998 Stock Option Plan, as amended and restated, provides for the issuance of stock options to purchase up to 1,000,000 shares of our common stock. The purpose of this plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide long-term incentives to employees and consultants and to promote the long-term growth and success of our business. The plan is administered by the Compensation Committee of the Board of Directors. At its discretion, the Compensation Committee determines the persons to whom stock options may be granted and the terms upon which options will be granted. In addition, the Compensation Committee may interpret the plan and may adopt, amend and rescind rules and regulations for its administration. Option awards are generally granted with an exercise price equal to the closing price of our common stock at the date of grant and generally vest based on three years of continuous service and have ten-year contractual terms.

As of December 31, 2022, stock options to purchase a total of 201,584 shares of our common stock were outstanding under the 1998 Stock Option Plan, as amended and restated, and a total of 344,253 shares of common stock were available at December 31, 2022 for future grants of stock options under the plan. Since the beginning of 2023, we have issued no stock options to purchase shares of our common stock with an additional 15,667 stock options that were either forfeited or expired, leaving 359,920 shares available under the 1998 Stock Option Plan as of March 31, 2023.

2019 Equity Incentive Plan

On June 20, 2019, the Company's shareholders approved our 2019 Equity Incentive Plan ("2019 Plan"). Except with respect to awards then outstanding, unless sooner terminated by the Board, the Plan will expire on the tenth anniversary of the date it was approved by shareholders (June 20, 2029) and no further awards may be granted after such date. The purposes of the 2019 Plan are to enable the Company to attract and retain the types of employees, consultants and Directors who will contribute to the Company’s long range success; provide incentives that align the interests of employees, consultants and Directors with those of the shareholders of the Company; and promote the success of the Company’s business.

The following summary of the material terms of the 2019 Plan is qualified in its entirety by the full text of the 2019 Plan, a copy of which was filed with our proxy statement for 2019 and may be obtained, free of charge, by writing to the Company, Attention: Alicia Dada, Investors Relations, 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705.

Shares Available for Awards and Limits on Awards. The Company has reserved an aggregate of 1,150,000 shares of common stock to be awarded under the 2019 Plan. Up to 570,473 of these shares may be issued under the 2019 Plan, in the aggregate, through the exercise of incentive stock options. No non-employee Director may be granted awards, during any fiscal year, with respect to shares of common stock that, together with any cash fees paid to the Director during the fiscal year, have a total value that exceeds $250,000 (calculating the value of any awards based on the grant date fair value for financial reporting purposes).

As of March 31, 2022, we have issued 591,804 shares under the 2019 Plan. Of these shares, 398,410 have vested and are no longer subject to any restrictions or possible forfeiture and 17,690 shares were forfeited and returned to the pool. Vested shares include shares that were withheld for taxes and, under the terms of the 2019 Plan, cannot be re-issued. 190,061 unvested shares of common stock remain reserved for potential issuance under outstanding awards and may be issued if the vesting terms of such outstanding awards are met. Accordingly, 575,886 shares are available to be issued under the 2019 Plan as of March 31, 2023.

If any outstanding award expires or is canceled, forfeited, or terminated without issuance of the full number of shares of common stock to which the award related, then the number of shares available under the 2019 Plan will be increased by the portion of the award that expired, or was canceled, forfeited or terminated. Shares tendered in payment of the option exercise price, shares delivered or withheld by the Company to satisfy any tax withholding obligation, or shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award will not again become available for future grants under the 2019 Plan.

Awards may be granted under the 2019 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines. The Committee (as defined below) will make appropriate adjustments to these limits to prevent dilution or enlargement of the rights of participants under the 2019 Plan.

Administration and Amendment. The 2019 Plan will be administered by the one or more Directors appointed by the Board (the "Committee"), or, in the Board’s discretion, by the Board. The Committee will have the authority to, among other things, interpret the 2019 Plan; determine who will be granted awards under the 2019 Plan; prescribe the terms and conditions of each award; interpret, administer, reconcile any inconsistency in, correct any defect in, and supply any omission in the 2019 Plan; and exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the 2019 Plan.

The Committee may also amend the terms of any one or more awards. However, the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any award unless the Company requests the consent of the participant and the participant consents in writing.

The Board may amend the 2019 Plan. However, except in the case of adjustments upon changes in common stock, no amendment will be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any applicable laws.

Eligibility.  The Board selects participants from among the key employees, consultants and Directors of the Company and its affiliates. Only employees are eligible to receive incentive stock options.

Available Awards. Awards that may be granted under the 2019 Plan include restricted stock, restricted stock units (RSUs), performance awards, stock options (including both incentive stock options (ISOs) and nonqualified stock options), stock appreciation rights (SARs), and other stock-based awards. The terms of each award will be set forth in a written agreement.

Restricted Stock. A restricted stock award is an award of actual shares of common stock which are subject to certain restrictions for a period of time determined by the Committee. Restricted stock may be held by the Company in escrow or delivered to the participant pending the release of the restrictions. The participant generally has the rights and privileges of a shareholder as to such restricted stock during the restricted period, including the right to vote the restricted stock and the right to receive dividends

Restricted Stock Units. An RSU is an award of hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock, which are subject to certain restrictions for a period of time determined by the Committee. No shares of common stock are issued at the time an RSU is granted, and the Company is not required to set aside any funds for the payment of any RSU award. Prior to settlement of an RSU award and the receipt of shares, the participant does not have any rights as a shareholder with respect to such shares. The Committee may grant RSUs with a deferral feature (deferred stock units or DSUs), whereby settlement of the RSU is deferred beyond the vesting date until a future payment date or event set out in the participant’s award agreement. The Committee has the discretion to credit RSUs or DSUs with dividend equivalents.

Performance Share Awards. A performance share award is an award of shares of common stock that are only earned if certain conditions are met. The Committee has the discretion to determine the following: the number of shares of common stock or stock-denominated units subject to a performance share award; the applicable performance period; the conditions that must be satisfied for a participant to earn an award; and the other terms, conditions and restrictions of the award. The number of performance shares earned by a participant depends on the extent to which the performance goals established by the Committee are attained within the applicable performance period. No payout is made with respect to any performance share award except upon written certification by the Committee that the minimum threshold performance goal(s) have been achieved.

Stock Options. A stock option is the right to purchase shares of common stock at a future date at a specified price per share called the exercise price. An option may be either an ISO or a nonqualified stock option. ISOs and nonqualified stock options are taxed differently. Except in the case of options granted pursuant to an assumption or substitution for another option, the exercise price of a stock option may not be less than the fair market value (or in the case of an ISO granted to a ten percent shareholder, 110% of the fair market value) of a share of common stock on the grant date. As of the record date, the closing price of our common stock was $10.50. Full payment of the exercise price must be made at the time of such exercise either in cash or bank check or in another manner approved by the Committee.

Stock Appreciation Rights. A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the exercise price. The exercise price of a SAR may not be less than the fair market value of a share of common stock on the grant date. SARs may be granted alone ("freestanding rights”) or in tandem with options ("related rights”).

Other Equity-Based Awards. The Committee may grant other equity-based awards, either alone or in tandem with other awards, in amounts and subject to conditions as determined by the Committee as set out in an award agreement.

Vesting. The 2019 Plan allows for awards subject to either time-based vesting or performance-based vesting, or both. All awards granted under the 2019 Plan must have a minimum vesting period of at least one year. The Committee has the authority to determine the vesting schedule of each award (subject to the minimum one-year requirement), and to accelerate the vesting and ability to exercise any award. The Company’s practice over the last several years has been to grant restricted stock/unit awards to its executive officers and independent Directors, and stock options to selected non-executive employees. Restricted stock/unit awards to our (i) executive officers have been subject to time-based vesting in equal one-third installments over a three-year period from the grant date and (ii) independent Directors have been subject to time-based vesting in equal quarterly installments beginning in the year following the year in which they are granted. Starting in 2020, the awards to independent Directors are subject to one-year cliff vesting. Stock options granted to our non-executive employees typically vest in equal, one-third tranches over a three-year period. Past vesting requirements may not be indicative of future vesting requirements set by the Committee, which may be less or more onerous than in prior years.

Clawback and Recoupment. The Company may cancel any award or require the participant to reimburse any previously paid compensation provided under the 2019 Plan or an award agreement in accordance with the Company’s clawback policy.

Termination of Service.  Unless otherwise set forth in an individual award agreement or in an employment agreement approved by the Committee, any unvested restricted shares, performance shares, RSUs, PSUs and other equity-based awards will immediately be forfeited upon termination of continuous service under the 2019 Plan. Under the Company's restricted stock and RSU award agreements, if the grantee's continuous service terminates as a result of the grantee's death, Disability (as defined in the 2019 Plan), termination without Cause (as defined in the 2019 Plan and below) or termination for Good Reason (as defined), 100% of the grantee's unvested shares will vest.

Unless otherwise set forth in an individual award agreement or in an employment agreement approved by the Committee, in the event an option holder's continuous service terminates, an option holder may exercise his or her option (to the extent the option holder was entitled to exercise such option at the date of termination) within the earlier of three months following the date of termination or the expiration of the option term. Unless otherwise set forth in an individual award agreement, in the event an option holder's continuous service terminates upon his or her death or Disability (as defined), an option holder or his or her estate may exercise his or her option (to the extent the option holder was entitled to exercise such option at the date of termination), within the earlier of 12 months following the date of termination or the expiration of the option term.

In regard to the definition of Cause under the 2019 Plan, if a participant is under an employment or service agreement with the Company and such agreement provides for a definition of Cause, that definition should be used. If no such agreement exists, or if such agreement does not define Cause, then Cause is defined as (i) the conviction of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.

In regard to the definition of Good Reason under the 2019 Plan, if a participant is under an employment or service agreement with the Company and such agreement provides for a definition of Good Reason, that definition should be used. If no such agreement exists, or if such agreement does not define Good Reason, Good Reason is defined as the occurrence of one or more of the following without the participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the participant describing the applicable circumstances (which notice must be provided by the participant within ninety (90) days of the participant's knowledge of the applicable circumstances): (i) any material, adverse change in the participant's duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the participant's principal office location by more than fifty (50) miles.

Change in Control. A Change in Control is defined as (a) the acquisition by one person or more than one person acting as a group, of Company stock representing more than 50% of the total fair market value or total voting power of the Company’s stock; (b) a merger, consolidation or other reorganization in which the Company is not the surviving entity unless the Company’s shareholders immediately prior to the merger, consolidation or other reorganization maintain at least 50% of the voting power; (c) a majority of the incumbent members of the Board are replaced by Directors whose appointment or election is not endorsed by at least two-thirds of the Board; or (d) the acquisition by one person or more than one person acting as a group, of all or substantially all of the Company’s assets.

Unless otherwise provided in an award agreement, in the event of a participant’s termination of service without Cause or for Good Reason during the 18-month period following a Change in Control, the vesting of all awards will fully accelerate and all outstanding options and SARs will become immediately exercisable as of the date of the participant’s termination of service.

In the case of performance awards, in the event of a participant’s termination of service without Cause or for Good Reason, in either case, within 18 months following a Change in Control, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met as of the date of the participant’s termination of service.

In the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding awards and pay to the holders the value of the awards based upon the price per share of common stock received or to be received by other shareholders of the Company in the event. In the case of any option or SAR with an exercise price that equals or exceeds the price paid for a share of common stock in connection with the change in control, the Committee may cancel the option or SAR without the payment of any consideration.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information about unvested restricted stock/units and unexercised stock options outstanding as of December 31, 2022 and held by our Chief Executive Officer, Stephen C. Taylor, and each other named executive officer.

Outstanding Equity Awards at 2022 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stephen C. Taylor	—	—	—	—	—	31,378	$359,592	—	—
	—	—	—	—	—	72,808	834,380	—	—
	—	—	—	—	—	60,839	697,215	—	—
James R. Hazlett	—	—	—	—	—	3,333	38,196	—	—
	—	—	—	—	—	13,333	152,796	—	—
	—	—	—	—	—	15,503	177,664	—	—
Micah C. Foster	—	—	—	—	—	3,333	38,186	—	—
						16,537	189,514

Option Exercises and Stock Vested in 2022

In the table below, we show certain information about (i) the number of shares of common stock acquired upon exercise of stock options by each of the named executive officers in 2022 and the value realized on exercise of the stock options and (ii) stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(1)
(a)	(b)	(c)	(d)	(e)
Stephen C. Taylor	—	$—	97,562	$1,143,865
James R. Hazlett	—	—	16,668	194,416
Micah C. Foster	—	—	1,667	21,388

(1) Excludes the following shares that vested (with values upon vesting) and were contributed to the Company's nonqualified deferred compensation plan as follows: Mr. Taylor – 14,110 shares for $168,788.

Nonqualified Deferred Compensation

We adopted a Deferred Compensation Plan in December 2015, which permits eligible employees, including our NEOs, and our Directors to annually elect to defer a portion of their salary, commissions, cash bonus, Director fees and/or stock awards they would otherwise have received when earned.  Under this plan, participants can defer up to 90% of their salary, commissions, cash bonus, Director fees and stock awards. Cash amounts deferred under the Deferred Compensation Plan are deemed invested in the investment funds selected by the participant with similar options as available under the Company’s 401(k) Plan. We have option to contribute but do not currently contribute to the Deferred Compensation Plan on behalf of its participants or match the deferrals made by participants.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred while in-service or upon separation of service. In either case, the payment will be in either a lump sum or in substantially equal annual installments. In-service installments cannot exceed five years, while installments elected to start upon separation of service cannot exceed ten years. If separation is due to a disability or a change in control, deferrals will be paid similar to deferrals paid upon separation of service, while deferrals related to death will be paid in a lump sum to the participant’s beneficiary. If a participant experiences an unforeseeable emergency during the deferral period, the participant may petition to receive a partial or full payout from the Deferred Compensation Plan. All distributions are made in cash, except for deferred stock awards which are settled in Company stock.

Deferred Compensation Table

Name	Beginning Aggregate Balance	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Stephen C. Taylor	$3,402,556	$466,902	$—	$(122,302)	$—	$3,747,156
James R. Hazlett	427,145	26,804	—	(18,670)	—	435,279

(1) All contributions were from salary, bonus and stock deferrals in 2022. The Company has made no contributions to the Deferred Compensation Plan.

Pay Versus Performance

In the table below, we show certain required information about Pay Versus Performance for our Principal Executive Officer (“PEO”) Steven C. Taylor and our two other named executive officers Micah C. Foster and James R. Hazlett (“NEO”) reflecting executive compensation actually paid compared to Total Shareholder Return (“TRS”) for the years ended December 31, 2022 and 2021:

	For PEO and Interim PEO Taylor		For Interim PEO Chisholm
Year	Summary Compensation Table Total for Taylor (1) (2) (3)	Compensation Actually Paid to Taylor	Summary Compensation Table Total for Chisholm (4) (5)	Compensation Actually Paid to Chisholm	Average Summary Compensation Table Total for non-PEO NEOs (6)	Average Compensation Actually Paid to non-PEO NEOs	Value of initial fixed $100 investment based on TRS	Net Income (Loss) (in thousands)
2022	$949,997	$1,452,146	$429,129	$429,129	$569,665	$621,088	$120.89	$(569)
2021	1,749,279	2,259,464	—	—	478,742	377,955	110.44	(9,183)

(1)    Stephen C. Taylor served as President and Chief Executive Officer (“PEO”) during all of 2021 and for 137 days until May 17, 2022 and 50 days as Interim PEO from November 11, 2022. For 2022, Mr. Taylor’s $612,000 salary and $612,000 IBP award and $612,000 LTIP award included in non-equity incentive plan compensation presented in the accompanying Summary Compensation Table has been pro-rated based on the 187 days he served as PEO. Mr. Taylor served 178 days as an employee during 2022.

(2)    The Company has agreed that unless Mr. Taylor’s employment with the Company is terminated for Cause it will: (i) pay Mr. Taylor a salary of $51,000 per month, (ii) award Mr. Taylor $612,000 pursuant to the 2022 Annual Incentive Bonus Plan (“IBP”) of the Company as and when payments are generally made by the Company pursuant to such plan, and (iii) grant to Mr. Taylor an equity award (or cash in lieu of equity if there are not sufficient shares available) with a value of $612,000 pursuant to the 2022 LTIP of the Company as and when awards are generally made by the Company pursuant to such plan.

(3)    In accordance with a Retirement Agreement, dated May 17, 2022, unless terminated by the Company for Cause prior to June 30, 2023: (i) all equity awards (and all cash awards in lieu of equity) to Mr. Taylor by the Company which have not previously vested will immediately vest, (ii) Mr. Taylor will be entitled to receive from the Company on July 17, 2023 a cash payment of $1,224,000, (iii) Mr. Taylor will be entitled to receive from the Company on July 17, 2023 a cash payment in the amount of $1,530,000 in lieu of participation in the 2023 Annual Incentive Bonus Plan of the Company, and (iv) a grant of shares of common stock of the Company on July 17, 2023 with a value of $100,000.

(4)    During 2022, John W. Chisholm served 178 days as Interim PEO from May 17, 2022 until November 11, 2022. Pursuant to a Letter Agreement, dated June 9, 2022, the Company has agreed (i) to pay Mr. Chisholm a cash payment of $100,000 compensation in connection with the execution of the agreement, (ii) to pay cash compensation of $50,000 per month during the term of the agreement, but for not less than a minimum of twelve months, (iii) to reimburse legal fees Mr. Chisholm incurred in connection with the negotiation and review of the agreement, not to exceed $5,000, and (iv) grant Mr. Chisholm a stock option award of 175,000 shares of common stock (of which 25,000 shares at a grant price of $15.00 per share were immediately vested at a fair value of $11.46 per share) pursuant to the Company’s 1998 Stock Option Plan.

(5)    On November 11, 2022, Mr. Chisholm’s employment agreement as Interim President and Chief Executive officer was terminated by the Company and, on December 21, 2022, Mr. Chisholm resigned from the Company’s Board of Directors pursuant to a Severance Agreement whereby stock option awards covering 150,000 shares of common stock of the previously granted stock option award of 175,000 shares were cancelled.

(6)    During 2022 and 2021, the non-PEO NEO’s are Micah C. Foster, Vice President and Chief Financial Officer and James R. Hazlett, Chief Technical Officer.

The following supplementary tables presents the adjustments necessary to determine the compensation actually paid to the named PEO and Interim PEO’s and Non-PEO NEO’s:

Adjustments to Determine Compensation "Actually Paid" for PEO/Interim PEO Taylor	2022	2021
Total amount per Summary Compensation Table	$949,997	$1,749,279
Adjustments to determine compensation actually paid:	—	—
Deduct amount reported under Stock Awards column for Taylor	(313,545)	(722,160)
Deduct amount reported under Option Awards column for Taylor	—	—
Increase for Fair Value of Awards Granted during the year that remain unvested at year end	697,215	1,143,450
Increase/decrease for change in Fair Value from Prior Year-end to Current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	103,144	105,580
Increase for Fair Value of Awards Granted during year that Vest during year	—	—
Increase (deduction) for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	15,335	(16,684)
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award.	—	—
Deduct Fair Value of Awards Granted Prior to year that were Forfeited during year	—	—
Total adjustments	502,149	510,185
Compensation Actual Paid to PEO/Interim PEO Taylor	$1,452,146	$2,259,464

Adjustments to Determine Compensation "Actually Paid" for Interim PEO Chisholm	2022	2021
Total amount per Summary Compensation Table	$429,129	$—
Adjustments to determine compensation actually paid:
Deduct amount reported under Stock Awards column for Chisholm	—	—
Deduct amount reported under Option Awards column for Chisholm	(59,635)	—
Increase for Fair Value of Awards Granted during the year that remain unvested at year end	—	—
Increase/decrease for change in Fair Value from Prior Year-end to Current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	—	—
Increase for Fair Value of Awards Granted during year that Vest during year	59,635	—
Increase (deduction) for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	—	—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award.	—	—
Deduct Fair Value of Awards Granted Prior to year that were Forfeited during year	—	—
Total adjustments	—	—
Compensation Actual Paid to Interim PEO Chisholm	$429,129	$—

Adjustments to Determine Average Compensation "Actually Paid" for Non-PEO NEOs Hazlett and Foster	2022	2021
Total average amount per Summary Compensation Table for Hazlett and Foster	$569,665	$478,742
Adjustments to determine average compensation actually paid:	—	—
Deduct average amount reported under Stock Awards column for Hazlett and Foster	(144,908)	(190,163)
Deduct average amount reported under Option Awards column for Hazlett and Foster	—	—
Increase for Fair Value of Awards Granted during the year that remain unvested at year end	183,589	130,875
Increase/decrease for change in Fair Value from Prior Year-end to Current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	9,900	6,600
Increase for Fair Value of Awards Granted during year that Vest during year	—	—
Increase (deduction) for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	2,842	(700)
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award.	—	—
Deduct Fair Value of Awards Granted Prior to year that were Forfeited during year	—	(47,400)
Total adjustments	51,423	(100,787)
Average Compensation Actual Paid to Non-PEO NEOs Hazlett and Foster	$621,088	$377,955
Shareholder Return (“TSR”) for the years ended December 31, 2022 and 2021 is as follows:

TSR - (P1-P0) + D		2022	2021
P1 - Ending NGS stock price - December 31,		$11.46	$10.47
P0 = Initial stock price - December 31, 2020		$9.48	$9.48
D = Dividends		$—	$—
	TSR =	1.98	0.99
TSR/P0	TSR %	20.89%	10.44%
TSR based on $100 investment		$120.89	$110.44

Compensation of Directors

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting compensation for our Directors, we consider the substantial amount of time that Directors expend in fulfilling their duties to us and our shareholders, as well as the skill-sets required to fulfill these duties. The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our non-employee Directors during the fiscal years ended December 31, 2022, 2021 and 2020:

Name	Year	Fees Earned or Paid ($) (1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Leslie A. Beyer	2022	$ 70,000	$49,996	$	$ 50,000	$		$169,996
	2021	66,250	50,003	—	50,000	—	—	166,253
	2020	27,500	12,499	—	25,000	—	—	64,999
David L. Bradshaw	2022	70,000	49,996	—	50,000	—	—	169,996
	2021	68,750	50,003	—	50,000	—	—	168,753
	2020	65,000	24,996	—	50,000	—	—	139,996
Nigel J. Jenvey	2022	79,333	49,996	—	50,000	—	—	179,329
	2021	52,500	50,000	—	50,000	—	—	152,500
	2020	—	—	—	—	—	—	—
John Chisholm	2022	26,444	248,803	—	100,000	—	110,000	485,247
	2021	68,750	50,003	—	50,000	—	—	168,753
	2020	60,000	24,996	—	50,000	—	—	134,996
Charles G. Curtis	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
	2020	32,500	24,996	—	—	—	—	57,496
William F. Hughes, Jr.	2022	—	—	—	—	—	—	—
	2021	16,250	—	—	—	—	—	16,250
	2020	65,000	24,996	—	50,000	—	—	139,996

Cash Compensation Paid to Independent Directors

(1)    Our non-employee Directors are paid a quarterly cash fee. The cash fee payable to our non-employee Directors was $13,750 per quarter for 2022. In addition, the Committee Chairman were entitled to an additional quarterly cash fee in the amount of $3,750. Mr. Chisholm’s fees were pro-rated for time served as a director.
(2)    On December 29, 2022, Mr. Chisholm was granted 16,935 shares at $11.00 per share in connection with his Severance Agreement.

(3)    As part of Mr. Chisholm’s Severance Agreement, he also received a cash payment of $110,000.

Equity Based Compensation Paid to Independent Directors

Our compensation policy for independent Directors is to grant an annual award of restricted shares based upon a review of equity award values paid by other public companies in the Company's peer group and the Company's market and financial performance in comparison to such peer group companies.

The Compensation Committee of the Board of Directors intends to meet in May 2023 to approve the total compensation of the non-employee directors for year 2023

For 2022, based upon the Company's performance compared to its peer group, the Compensation Committee recommended and the Board approved an equity award value of approximately $100,000 in restricted stock. However, because of the depressed nature of the energy industry and dilutive nature of the Company's stock at then current market prices, the Board determined to modify the award into a 50/50 split of stock and cash.

On April 25, 2022, the Compensation Committee recommended and the Board approved the continuation of its annual equity award policy of $100,000 in value of restricted stock and cash, for 2022. In connection therewith, four independent Directors were granted the following:

•An award of $50,000 in cash (50% of the total) that vests one year from the date of grant; and
•An award of 4,212 shares of restricted stock, which was calculated by dividing $50,000 by a deemed share price of $11.87. These awards of restricted stock vest one year from the date of grant and are subject to acceleration in certain events.

Directors who are our employees do not receive any compensation for their services as Directors.

Other

All Directors are reimbursed for their expenses incurred in connection with attending meetings. We provide liability insurance for our Directors and officers. The cost of this coverage for 2022 was $245,415. We do not offer non-employee Directors travel accident insurance, life insurance, or a pension or retirement plan.

Compensation Agreements with Management

Retirement of Stephen C. Taylor as President and Chief Executive Officer

On May 17, 2022, the Company and Stephen C. Taylor, our then President and Chief Executive Officer, terminated his Employment Agreement dated April 24, 2015, in connection with his retirement. The Company has agreed that unless Mr. Taylor’s employment with the Company is previously terminated for Cause it will:

i.Pay Mr. Taylor a salary of $51,000 per month;
ii.Award Mr. Taylor $612,000 pursuant to the 2022 Annual Incentive Bonus Plan of the Company as and when payments are generally made by the Company pursuant to such plan, and
iii.Grant to Mr. Taylor an equity award (or cash in lieu of equity if there are not sufficient shares available) with a value of $612,000 pursuant to the 2022 Long-Term Incentive Plan of the Company as and when awards are generally made by the Company pursuant to such plan.

Provided that the employment of Mr. Taylor by the Company pursuant to the Retirement Agreement is not terminated by the Company for Cause prior to June 30, 2023:

i.All equity awards (and all cash awards in lieu of equity) to Mr. Taylor by the Company which have not previously vested will immediately vest,
ii.Mr. Taylor will be entitled to receive from the Company on July 17, 2023 a cash payment of $1,224,000,
iii.Mr. Taylor will be entitled to receive from the Company on July 17, 2023 a cash payment in the amount of $1,530,000 in lieu of participation in the 2023 Annual Incentive Bonus Plan of the Company, and
iv.A grant of shares of common stock of the Company on July 17, 2023 with a value of $100,000.

Employment of John W. Chisholm as Interim President and Chief Executive Officer

On June 9, 2022, the Company entered into a Letter Agreement with Mr. Chisholm, the Company’s then Lead Director, regarding compensation and other matters in connection with his appointment as Interim President and Chief Executive Officer. Pursuant to the Letter Agreement, the Company agreed to:

i.Pay Mr. Chisholm a cash payment of $100,000 compensation in connection with the execution of the agreement;
ii.Pay cash compensation of $50,000 per month during the term of the agreement, but for not less than a minimum of twelve months;
iii.Reimburse legal fees Mr. Chisholm incurred in connection with the negotiation and review of the agreement, not to exceed $5,000; and
iv.Grant Mr. Chisholm a stock option award of 175,000 shares of common stock pursuant to the Company’s 1998 Stock Option Plan with the following terms:
a. 25,000 options to purchase common shares of the Company at a price of $15.00 per share. The options are immediately vested and expire 18 months from the Effective Date.
b. 50,000 options to purchase common shares of the Company at a price of $16.00 per share. The options will vest on the first anniversary of the Effective Date and expire on the second anniversary of the Effective Date.
c. 50,000 options to purchase common shares of the Company at a price of $16.50 per share. The options will vest on the first anniversary of the Effective Date and expire thirty (30) months from the Effective Date.
d. 50,000 options to purchase common shares of the Company at a price of $17.00 per share. The options will vest on the first anniversary of the Effective Date and expire on the third anniversary of the Effective Date.

Employment Resignation and Board Retirement of John W. Chisholm

On December 21, 2022, the Company and John W. Chisholm entered into a Severance Agreement and Release (the “Agreement”), memorializing the terms of Mr. Chisholm’s resignation of employment with the Company on November 11, 2022, and effective December 28, 2022, Mr. Chisholm retirement from the Company’s Board of Directors.

The following is a summary of the material terms of the Severance Agreement and Release pursuant to which Mr. Chisholm received:

i.A cash payment of $110,000, less applicable taxes, deductions and withholdings;
ii.An immediately exercisable stock option for 25,000 shares of Company common stock at an exercise price of $17.00 per share which shall expire on November 11, 2025;
iii.Issuance of 16,935 shares of Company common stock pursuant to the Company’s 2019 Equity Incentive Plan, as amended, which are immediately vested;
iv.Vesting acceleration of his restricted stock award for 4,212 shares of the Company’s common stock granted last year which was scheduled to vest on April 26, 2023 in connection with his annual director service compensation; and
v.Vesting acceleration and payment of his restricted cash award of $50,000 granted last year which was scheduled to vest on April 26, 2023, in connection with his annual director service compensation.

In addition, Mr. Chisholm will retain the vested stock option that he was awarded in his Letter Agreement for 25,000 shares at an exercise price of $15.00 per share, which shall continue and remain outstanding pursuant to its terms. The remaining unvested stock options under the Letter Agreement have been cancelled.

Except for the foregoing compensation items, no further compensation will be owed to Mr. Chisholm in connection with his Letter Agreement or his remaining directorship term which was set to expire at the annual meeting of shareholders in 2025.

Appointment of Stephen C. Taylor as Interim President and Chief Executive Officer

In connection with John W. Chisholm’s resignation as the Company’s Interim President and Chief Executive Officer, the Board of Directors appointed Stephen C. Taylor as our Interim Chief Executive Officer and President as of November 11, 2022. In addition, the Board, through its Nominating Committee, is in the process of searching for a qualified, permanent Chief

Executive Officer. Mr. Taylor continues to serve as the Company’s Chairman of the Board. In connection with his service as Interim CEO and President, Mr. Taylor is not receiving additional compensation other than the contractual payments and obligations set forth in the Retirement Agreement dated May 17, 2022, between the Company and Mr. Taylor which will be fully paid by June 30, 2023.

Appointment of James D. Faircloth as Interim Chief Financial Officer

In conjunction with Mr. Foster’s announced resignation effective February 28, 2023 as the Company’s Chief Financial Officer, on February 13, 2023, the Company entered into an employment agreement with Mr. James D. Faircloth to serve as Interim Chief Financial Officer until such time as a permanent Chief Financial Officer can be hired. In accordance with the employment agreement, the Company has agreed to pay Mr. Faircloth $100 per hour for his services. In addition, Mr. Faircloth will be eligible to receive benefits available to all employees.

As of April 30, 2023, we do not have any other written employment agreements with our other named executive officers.

Limitation on Directors’ and Officers’ Liability

Our Articles of Incorporation provide our Directors and Officers with certain limitations on liability to us or any of our shareholders for damages for breach of fiduciary duty as a Director or officer involving certain acts or omissions of any such Director or Officer.

This limitation on liability may have the effect of reducing the likelihood of derivative litigation against Directors and Officers, and may discourage or deter shareholders or management from bringing a lawsuit against Directors and Officers for breach of their duty of care even though such an action, if successful, might otherwise have benefited our shareholders and us.

Our Articles of Incorporation and bylaws provide certain indemnification privileges to our Directors, employees, agents and officers against liabilities incurred in legal proceedings.  Also, our Directors, employees, agents or officers who are successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, are entitled to receive indemnification against expenses, including attorneys’ fees, incurred in connection with the proceeding.

We are not aware of any pending litigation or proceeding involving any of our Directors, officers, employees or agents as to which indemnification is being or may be sought, and we are not aware of any other pending or threatened litigation that may result in claims for indemnification by any of our Directors, officers, employees or agents.

Even though we maintain Directors’ and Officers’ liability insurance, the indemnification provisions contained in our Articles of Incorporation and bylaws remain in place.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

For purposes of the following tables, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock that such person has the right to acquire within 60 days.

The following table indicates the beneficial ownership of our Common Stock as of April 18, 2023 by: (1) each of our Directors and nominees for election; (2) our Chief Executive Officer, principal accounting officer and our other named executive officers (as defined in Item 402(a) (3) of Regulation S-K) (together as a group, the "Named Executive Officers "); and (3) all of our current Directors, nominees and executive officers as a group, based on our records and data supplied by each of the current Directors, nominees and executive officers.

Schedule of Beneficial Ownership

Name of Beneficial Owner and Position	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Directors & Nominees Who Are Not Named Executive Officers
David L. Bradshaw - Current Director	36,256	*
Nigel J. Jenvey - Current Director	9,503	*
Jacob C. Jacobs - Director Nominee	—	—
Donald J. Tringali - Director Nominee	—	—

Named Executive Officers
Stephen C. Taylor - Interim Chief Executive Officer and Director Nominee(2)	691,474	5.57%
James R. Hazlett - Vice President - Technical Services(3)	103,892	*
Micah C. Foster - Vice President and Chief Financial Officer(4)	18,880	*
All Directors (and nominees) and executive officers as a group (7 persons)	860,005	6.93%

* Less than one percent.

(1) The number of shares listed includes all shares of common stock owned or indirectly owned by, which vest within 60 days of April 18, 2023, under outstanding restricted stock units. Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, all shares of common stock are held directly with sole voting and investment powers. As of April 18, 2023, none of the shares of common stock owned by our officers and Directors had been pledged as collateral to secure repayment of loans.

(2) Includes 133,701 shares of common stock held indirectly by a “rabbi trust” the receipt of which has been deferred by Mr. Taylor pursuant to the Company’s Nonqualified Deferred Compensation Plan.

(3) Includes 19,000 shares of common stock held indirectly by a “rabbi trust” the receipt of which has been deferred by Mr. Hazlett pursuant to the Company’s Nonqualified Deferred Compensation Plan.

(4) Mr. Foster resigned from his positions and employment from the Company on February 28, 2023.

The following table sets forth information as of April 18, 2023 regarding the beneficial owners of more than five percent of the outstanding shares of our Common Stock. To our knowledge, there are no beneficial owners of more than five percent of the 12,416,275 outstanding shares of our Common Stock as of April 18, 2023 other than those set forth below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Hoak Public Equities, L.P. (1)	1,150,000	9.26%
3963 Maple Avenue, Suite 450
Dallas, Texas 75219
FMR LLC (2)	1,074,087	8.65%
245 Summer Street
Boston, Massachusetts 02210
Dimensional Fund Advisors LP(3)	925,630	7.45%
Palisades West, Building One, 6300 Bee Cave Road
Austin, Texas 78746
Mill Road Capital III, LP(4)	905,088	7.29%
382 Greenwich Avenue, Suite One
Greenwich, CT 06830
AWM Investment Company, Inc.(5)	769,233	6.20%
c/o Special Situations Funds
527 Madison Avenue, Suite 2600
New York, New York 10022

(1) As reported in Schedule 13G filed with the Securities and Exchange Commission on January 11, 2023.

(2) As reported in Amendment No. 4 to Schedule 13G filed with the Securities and Exchange Commission on February 9, 2023. According to the filing, FMR LLC holds voting and/or investment power over the shares, but economic ownership is beneficially held by two investment companies. FMR LLC has sole dispositive and voting power over all of the shares reported in the table above.

(3) As reported in Amendment No. 11 to Schedule 13G filed with the Securities and Exchange Commission on February 10, 2023. According to the filing, Dimensional Fund Advisors holds voting and/or investment power over the shares, but economic ownership is beneficially held by four investment companies. Dimensional Fund Advisors has sole dispositive power over all and sole voting power over 100% of the shares reported in the table above.

(4) As reported in Schedule 13D filed with the Securities and Exchange Commission on March 10, 2023.

(5) As reported in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2023. According to the filing, AWM Investment Company Inc. holds voting and/or investment power over the shares, but economic ownership is beneficially held by three investment companies. AWM Investment Company Inc. has sole dispositive and voting power over all of the shares reported in the table above.

Delinquent Section 16(a) Reports

The SEC regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the person or entity filing the report. To the Company’s knowledge, during the fiscal year ended December 31, 2022, all reports required to be filed pursuant to Section 16(a) were filed on a timely basis, except the reports listed below:

•Leslie Ann Beyer, a then Director, filed one late report: a Form 4 filed on December 8, 2022, regarding a sale of shares of Company common stock on December 1, 2022.
•John W. Chisholm, a former Director and Interim Chief Executive Officer, filed one late report: a Form 4 on December 19, 2022, regarding a transfer of shares of Company common stock pursuant to a divorce decree on June 8, 2017.

PROPOSAL 2 - CONSIDERATION OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), gives the shareholders the right to endorse or not endorse the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules. The proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on the Company's executive compensation.

At the Company's Annual Meeting of shareholders held in June 2017, our shareholders recommended that the advisory vote on the Say-on-Pay of our named executives in our proxy materials be submitted annually pursuant to the recommendation of our Board of Directors that the advisory vote be submitted annually. Thus we include the Say-on-Pay advisory vote in our proxy materials on an annual basis until the next shareholder vote on the frequency of Say-on-Pay or our Board of Directors otherwise determines that a different frequency of Say-on-Pay vote is in the best interests of the shareholders.

We are asking our shareholders to indicate whether or not they support the compensation program as described in this Proxy Statement. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the compensation policies, methodologies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the shareholders approve the compensation of the Company's named executive officers, as disclosed in the compensation section, the compensation tables, and the related disclosure contained in the Proxy Statement set forth under the caption “Executive Compensation” of this Proxy Statement.”

The Company believes its compensation philosophy and programs are strongly linked to performance and results and appropriately aligned with the interests of shareholders. Our compensation philosophy is to provide an executive compensation program that:

•rewards performance and skills necessary to advance our objectives and further the interests of our shareholders;
•is fair and reasonable and appropriately applied to each executive officer;
•is competitive with compensation programs offered by our competitors; and
•is appropriately focused on achieving annual financial and operational goals through the Company's cash bonus plan and on maximizing stockholder value over the long term, through grants of restricted shares and stock options.

The Board of Directors recommends that you vote FOR approval, on an advisory basis, of the compensation programs of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Proxy Statement set forth under the caption “Executive Compensation” of this Proxy Statement.

PROPOSAL 3 - CONSIDERATION OF AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s shareholders have the opportunity to cast a non-binding advisory vote regarding how frequently the Company should seek from its shareholders a non-binding advisory vote (similar to Proposal 2 above) on the compensation disclosed in the Company’s proxy statement of its executive officers who are named in the proxy statement’s summary compensation table for the year in question. By voting on this proposal, shareholders may indicate whether they prefer that we seek such advisory vote every one, two or three years. Shareholders may also abstain from voting on the proposal.

Our shareholders voted on a similar proposal in 2017, with the highest number of votes cast to hold future advisory votes on named executive officer compensation every year. Our Board believes that say-on-pay votes should be conducted every year so that our shareholders may provide us with their direct input on our compensation philosophy, policies and practices, as disclosed in our proxy statement each year. Our Board’s determination was based upon the premise that executive officer compensation is evaluated, adjusted and approved on an annual basis by our Compensation Committee. Our Compensation Committee, which administers our executive compensation programs, values the opinions expressed by our shareholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation every “ 1 YEAR,” as recommended by the Board, “2 YEARS” or “3 YEARS,” or you may “ABSTAIN.” Your vote is not intended to approve or disapprove the recommendation of the Board. Rather, we will consider the shareholders to have expressed a preference for the option that receives the most votes.
While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our shareholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.

Our Board unanimously recommends that shareholders vote FOR conducting future advisory votes on executive compensation every 1 YEAR.

REPORT OF THE AUDIT COMMITTEE

On May 26, 2022, after the Company’s May 18, 2022 Notice of Annual Meeting of Shareholders on June 16, 2022, was sent to shareholders, Moss Adams LLP (“Moss Adams”), our then independent registered public accounting firm since 2020, resigned as our Company’s independent auditors. The auditor’s resignation was not the result of any disagreement on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures which, if not resolved to Moss Adams’ satisfaction, would have caused it to make reference to the subject matter of disagreement(s) in connection with its reports on the Company’s financial statements. Because there was not ample time for the Audit Committee to select another independent registered public accounting firm before the June 16, 2022 Annual Meeting of Shareholders, Moss Adams was not removed from the 2022 Proxy Statement. Consequently, our shareholders approved the appointment of Moss Adams LLP as our independent registered public accounting firm despite their resignation. On July 21,2022, the Audit Committee appointed Ham, Langston & Brezina LLP (“HL&B”) as our independent registered public accounting firm replacing Moss Adams.

The primary function of the Audit Committee of Natural Gas Services Group, Inc. is oversight of the Company’s financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. The Committee acts under a charter, which can be found on the Company’s website at www.ngsgi.com. The adequacy of the charter is reviewed at least annually. The Chairman and all members of the Audit Committee are independent directors within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual.

The Audit Committee met eight (8) times in 2022. In these meetings, as discussed in more detail below, it had extensive reports and discussions with the independent auditors, internal accounting professionals, and members of management.

In performing its oversight function, the Committee reviewed and discussed the consolidated financial statements with management and HL&B, the Company’s independent auditors. Management indicated, and HL&B' audit opinion stated, that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. The Committee discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. It also discussed with HL&B matters covered by Public Company Accounting Oversight Board (“PCAOB”) standards, including PCAOB AS 1301 Communication with Audit Committees. In addition, the Committee reviewed and discussed management’s report on internal control over financial reporting, which confirmed the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee also discussed with HL&B its independence from the Company and management, including the communications HL&B is required to provide under applicable PCAOB rules. The Committee considered any non-audit services provided or proposed by HL&B to the Company, and concluded that the auditors’ independence has been maintained. In the year ended December 31, 2021 and up until the filing of this Proxy Statement, HL&B had not provided any material non-audit services to the Company.

The Audit Committee discussed with the Company’s internal accounting professionals and HL&B the overall scope and plans for the audit and met periodically with HL&B, both with and without management present. Discussions included the results of their reviews and examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee met with the Company’s management to discuss the comprehensive risk management and compliance processes of the Company, and reviewed other topics of interest.

Based on the reviews and discussions referred to above, in reliance on management and the opinion HL&B included in its report on the financial statements, and subject to the limitations of its role described below, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the U.S. Securities and Exchange Commission.

In carrying out its responsibilities, the Audit Committee looks to management and the independent auditors. Management is responsible for the preparation and fair presentation of the Corporation’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing the Company’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated, in all material respects, in conformity with generally accepted accounting principles.

The independent auditors perform their responsibilities in accordance with the standards of the PCAOB. Audit Committee members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence.

The Committee, along with the other members of the Board, management, and the Company’s internal accounting professionals annually evaluates HL&B qualifications, performance, and independence, including the performance of the lead audit partner, in deciding whether or not to retain HL&B. That evaluation includes consideration of: (1) HL&B’ quality control; (2) all relationships between HL&B and the Company covered by the PCAOB; (3) HL&B’s expertise and experience in the oil and gas industry with specific attention to the oilfield services and compression sectors; and (4) the quality of HL&B’ audit plans.

The Committee believes that HL&B’ role as the Company’s independent registered public accounting firm is appropriate given their experience and expertise's with middle market public companies in the oilfield service industry and their knowledge of the Company’s business, as well as the effectiveness of their audit plans. Based on the Audit Committee’s evaluation of HL&B’s qualifications, performance, and independence, as well as regular meetings with the lead partner, the Audit Committee believes that the continued retention of HL&B as the Company’s independent registered public accounting firm is in the best interest of the Company and its stockholders.

Respectfully submitted by the Audit Committee,

David L. Bradshaw, Chairman
Leslie A. Beyer
Nigel J. Jenvey

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the shareholders to ratify the Audit Committee’s appointment of Ham, Langston & Brezina LLP (“HL&B”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023. HL&B is a registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB. Shareholder ratification of the appointment is not required under the laws of the State of Colorado, but the Board believes it is important to allow shareholders to vote on the proposal. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our shareholders.

HL&B representatives are expected to attend the 2023 Annual Meeting in person or via video conference. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board of Directors recommends that the shareholders vote “FOR” the ratification of the appointment of HL&B as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Principal Accountant Fees

Our principal accountant for the period from July 21, 2022 (date of appointment) through our fiscal years ended December 31, 2022 was HL&B. Our principal accountant for the fiscal year ended December 31, 2021 and through May 26, 2022 (date of resignation) was Moss Adams LLP.

Audit Fees

The aggregate fees billed for professional services rendered by HL&B for the audit of our consolidated financial statements for the year ended December 31, 2022 and the review of the financial statements on Forms 10-Q for the quarters ended June 30, 2022 and September 30, 2022 was approximately $369,591.

The aggregate fees billed for professional services rendered by Moss Adams LLP for the audit of our consolidated financial statements for the year ended December 31, 2021, and the review of the financial statements on Forms 10-Q for the quarters in such year were approximately $242,250. The aggregate fee billed for professional services rendered in connection with the Moss Adams’ review of our financial statements on Forms 10-Q for the quarter ended March 31, 2022 was approximately $24,200.

Audit Related Fees

During the years ended December 31, 2022 and 2021, there were no audit related fees.

Tax Fees

Prior to their appointment as our auditor, HL&B provided certain federal and state income tax services for the year ended December 31, 2021. The aggregate fees billed for professional services rendered by HL&B for 2021 tax services for the year ended December 31, 2022 was $52,380.

We were not billed by nor was there any tax work performed by Moss Adams during the years ended December 31, 2022 and 2021.

All Other Fees

No other fees were billed by HL&B or Moss Adams during our fiscal years ended December 31, 2022 and 2021, other than as described above.

Audit Committee Pre-Approval Policies and Procedures

As of the date of this Proxy Statement, our Audit Committee has not established general pre-approval policies and as of December 31, 2022, our Audit Committee had not established pre-approval policies and procedures for the engagement of our principal accountant to render audit or non-audit services. However, in accordance with Section 10A(i) of the Exchange Act, our Audit Committee, as a whole, approves the engagement of our principal accountant prior to the accountant rendering audit or non-audit services.

Certain rules of the Securities and Exchange Commission provide that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, subject, however, to a de minimis exception contained in the rules. The Audit Committee pre-approved all services provided by Ham, Langston & Brezina LLP in 2022 and the de minimis exception was not used.

SHAREHOLDER PROPOSALS

Under SEC Rule 14a-8, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2024 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705 by January 6, 2024 unless the date of our 2024 Annual Meeting of Shareholders is more than 30 days from the anniversary date of our 2023 Annual Meeting of Shareholders, in which case the deadline is a reasonable time before we print and mail our proxy materials for the 2024 Annual Meeting of Shareholders. The proposal should be sent to the attention of the Corporate Secretary of Natural Gas Services Group, Inc. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested. Such proposals must also meet the other requirements established by the SEC for stockholder proposals.

In addition, pursuant to our Bylaws, a stockholder who intends to nominate a candidate for election to the Board or to propose other business for consideration at the 2024 Annual Meeting of Stockholders must deliver to the Company notice and certain information concerning themselves and their shareholder proposal or director nomination not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the “Annual Meeting anniversary date”); provided, however, that, if the Annual Meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the Annual Meeting anniversary date, notice must be delivered to us not later than the close of business on the later of the 120th day prior to the scheduled date of such Annual Meeting and not later than the latest of (i) the 90th day prior to such Annual Meeting, or (ii) the 10th day after public disclosure of the date of such Annual Meeting.

Accordingly, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than February 17, 2024, and no later than March 18, 2024. Such notice should be addressed to: Natural Gas Services Group, Inc., Corporate Secretary, at 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705.

In addition to satisfying the requirements under our Bylaws set forth above, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than our nominees) to comply with the universal proxy rules, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the anniversary date of the 2023 Annual Meeting (for the 2024 Annual Meeting, no later than April 16, 2024). However, if the date of the 2024 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting and the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made.

With respect to special meetings of the shareholders, the business that may be brought at the meeting will be limited to that stated in the Company's notice of meeting. In the event we call a special meeting of shareholders for the purpose of electing one or more directors to the Board, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified our notice of meeting, if such shareholder delivers a notice that complies with the requirements of our Bylaws to the secretary of the Company at its principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth (10th) day following the first date of public disclosure of the date of the special meeting and of the nominees proposed by the Board.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Because of our relatively small size, to date we have not developed formal processes by which shareholders or other interested parties may communicate directly with Directors. Until formal procedures are developed and posted on our website at www.ngsgi.com, any communication to one or more members of our Board of Directors may be made by sending them in care of Investor Relations, Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705.  Shareholders should clearly note on the mailing envelope that the letter is a “Shareholder-Board Communication.” All such communications will be forwarded to the intended recipients.

OTHER MATTERS

Our Board of Directors does not know of any matters to be presented at the meeting other than the matters set forth herein. If any other business should come before the meeting, the person’s named in the enclosed Proxy Card will vote such proxy according to their judgment on such matters.

Certifications. We listed our common stock on the New York Stock Exchange (“NYSE”) in October 2008. On an annual basis, our Chief Executive Officer submits to the NYSE the annual certifications required by Section 303A.12(a) of the NYSE Listed Company Manual. The certifications of our Chief Executive Officer and Principal Accounting Officer required by the SEC in connection with our Annual Report on Form 10-K for the year ended December 31, 2022, were submitted to the SEC on March 31, 2023, with our Annual Report on Form 10-K.

You may obtain our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, without charge upon written request to Stephen C. Taylor, Interim President, at Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705. In addition, the exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, may be obtained by any shareholder upon written request to Mr. Taylor.

In addition, we use our website as a channel of distribution for company information. We make available free of charge on the Investor Relations section of our website at www.ngsgi.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We also make available through our website other reports filed with or furnished to the SEC under the Securities Exchange Act of 1934, as amended, including our Proxy Statements and reports filed by officers and Directors under Section 16(a) of the Exchange Act, as well as our Code of Business Ethics and the charters to our various Committees of our Board of Directors. We do not intend for information contained in our website to be part of this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

May 1, 2023	/s/ Stephen C. Taylor
Midland, Texas	Stephen C. Taylor
Interim President, Chief Executive Officer and Chairman of the Board

EX-1

NATURAL GAS SERVICES GROUP, INC.
404 VETERANS AIRPARK LN, SUITE 300
MIDLAND, TX 79705

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V17357-P87710 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATURAL GAS SERVICES GROUP, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Stephen C. Taylor	☐	☐	☐
1b. Justin C. Jacobs	☐	☐	☐
1c. Donald J. Tringali	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.	For	Against	Abstain
2. To consider an advisory vote on executive compensation of our named executive officers;	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3.	1 Year	2 Years	3 Years	Abstain
3. To consider an advisory vote on the frequency of future advisory votes on executive compensation;	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.	For	Against	Abstain
4. To ratify the appointment of Ham, Langston & Brezina LLP as the Company's independent registered public accounting firm for 2023; and	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K/Annual Report Combo are available at www.proxyvote.com.

V17358-P87710

NATURAL GAS SERVICES GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS JUNE 15, 2023.

The shareholder(s) hereby appoint(s) Stephen C. Taylor and James D. Faircloth, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NATURAL GAS SERVICES GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, CDT on June 15, 2023, at Natural Gas Services Group, at 404 Veterans Airpark Lane, Suite 300, Midland, TX 79705, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR ITEMS 2 AND 4 AND 1 YEAR ON PROPOSAL 3. IF ANY OTHER MATTER PROPERLY COMES BEFORE THE MEETING, THE PERSONS NAMED IN THE PROXY WILL VOTE IN THEIR DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side